                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
        INFORMATION STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement        [ ]   Confidential, For Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                              QuadraMed Corporation
                  (Name of Registrant as Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:



(2)  Aggregate number of securities to which transactions applies:




(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:



(4)  Proposed maximum aggregate value of transaction:



(5)  Total fee paid:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, Schedule or Registration Statement no.:

(3)  Filing Party:

(4)  Date Filed:

                                [QUADRAMED LOGO]
                             QUADRAMED CORPORATION
                            ------------------------
                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 5, 2000

To Our Stockholders:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of QuadraMed Corporation (the "Company"), which will be held at 22 Pelican Way, San Rafael, California 94901, at 9:00 a.m. on Thursday, October 5, 2000 (the "2000 Annual Meeting") for the purposes of considering and voting upon:

     1. A proposal to elect three directors to the Board of Directors.

     2. A proposal to amend the 1996 Stock Incentive Plan to increase the number of shares authorized for issuance under such plan by 500,000 shares and to increase the maximum number of shares for which any one person may receive options, separately exercisable stock appreciation rights and direct stock issuances by an additional 500,000 shares to 1,000,000 shares in the aggregate per calendar year.

     3. A proposal to approve the 1999 Supplemental Stock Option Plan and an increase in the number of shares of Common Stock issuable upon the exercise of options granted under the Plan from 2,000,000 shares to 4,000,000 shares.

     4. A proposal to ratify the appointment of Pisenti & Brinker LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

     5. A proposal to act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the 2000 Annual Meeting.

     These matters are described more fully in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on September 14, 2000 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting. The stock transfer books will remain open between the record date and the date of the 2000 Annual Meeting.

     Representation of at least a majority of all outstanding shares of Common Stock of the Company either in person or by proxy is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted at the 2000 Annual Meeting.

     Please read the accompanying proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

                                      Sincerely yours,

                                      /s/ LAWRENCE P. ENGLISH

                                      Lawrence P. English
                                      Chief Executive Officer

September 14, 2000
San Rafael, California

              STOCKHOLDERS SHOULD READ THE ENTIRE PROXY STATEMENT
                   CAREFULLY PRIOR TO RETURNING THEIR PROXIES
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      2000 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                             QUADRAMED CORPORATION
                         TO BE HELD ON OCTOBER 5, 2000

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of QuadraMed Corporation ("QuadraMed Corporation" or the "Company") of proxies to be voted at the 2000 Annual Meeting of Stockholders (the "2000 Annual Meeting"), which will be held at 9:00 a.m. on Thursday, October 5, 2000, at 22 Pelican Way, San Rafael, California 94901, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2000 Annual Meeting of Stockholders. This Proxy Statement and the proxy card are first being delivered or mailed to stockholders on or about September 15, 2000. The Company's 1999 Annual Report and Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 are being mailed to stockholders concurrently with this Proxy Statement. The 1999 Annual Report and Form 10-Q are not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

                         VOTING RIGHTS AND SOLICITATION

     The close of business on September 14, 2000 was the record date for stockholders entitled to notice of and to vote at the 2000 Annual Meeting. As of that date, QuadraMed Corporation had 25,753,429 shares of Common Stock, $.01 par value per share (the "Common Stock") issued and outstanding. All of the shares of the Company's Common Stock outstanding on the record date are entitled to vote at the 2000 Annual Meeting, and stockholders of record entitled to vote at the meeting will have one vote for each share of Common Stock so held with regard to each matter to be voted upon.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

     The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the 2000 Annual Meeting shall constitute a quorum for the transaction of business at the 2000 Annual Meeting. Shares of Common Stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the 2000 Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote cast on such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter and will not be counted as a vote cast on such matter. In voting with regard to the proposal to elect directors (Proposal 1), stockholders may vote in favor of all the nominees, withhold their votes as to all nominees or withhold their votes as to a specific nominee. The vote required by Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld and broker non-votes will not be counted and will have no effect on the voting for election of directors.

     In voting with regard to the amendment the QuadraMed Corporation 1996 Stock Incentive Plan (Proposal 2), the ratification of the QuadraMed Corporation 1999 Supplemental Stock Option Plan and the increase in the number of shares issuable upon the exercise of options granted thereunder (Proposal 3) and the proposal to ratify the appointment of independent auditors (Proposal 4), stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposals 2, 3 and 4 are governed by Delaware law, and the minimum vote required is a majority of the total votes cast on the proposal, provided a quorum is present. As a result, in accordance with Delaware law, abstentions and broker non-votes will not be counted and will have no effect.

     Under the rules of the New York Stock Exchange (the "Exchange") that govern most domestic stock brokerage firms, member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the Exchange. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Such "broker non-votes" will not be considered in determining whether a quorum exists at the 2000 Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

     Shares of the Company's Common Stock represented by proxies in the accompanying form which are properly executed and returned to QuadraMed Corporation will be voted at the 2000 Annual Meeting in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR Proposals 1, 2, 3 and 4. Management does not know of any matters to be presented at this 2000 Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

     Any stockholder has the right to revoke his or her proxy at any time before it is voted at the meeting by giving written notice to the Secretary of the Company, and by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the meeting and voting in person; provided, however, that under the rules of the Exchange, any beneficial owner whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his shares in person at the annual meeting only in accordance with the applicable rules and procedures of the Exchange.

     The entire cost of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers and regular Company employees for no additional compensation. In addition, the Company has retained a proxy solicitation firm to assist in the solicitation of proxies. The Company will bear all reasonable solicitation fees and expenses of such proxy solicitation firm. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

COMPOSITION OF BOARD OF DIRECTORS

     The Company's Bylaws set the number of directors at seven. The Company's Board of Directors is divided into three classes, designated Class I, Class II and Class III. The directors in each class hold office for a term of three years, following the annual meeting at which such director was elected. The term of Class I, currently consisting of Albert L. Greene, F. Scott Gross and E.A. Roskovensky, will expire at the 2000 Annual Meeting; the term of Class II, currently consisting of Michael J. King and Cornelius T. Ryan, will expire at the annual meeting of stockholders to be held in 2001; and the term of Class III, currently consisting of James D. Durham and Lawrence P. English, will expire at the annual meeting of stockholders to be held in 2002.

     Kenneth E. Jones, a Class I director, resigned from the Board of Directors on March 16, 2000; and Joan P. Neuscheler, a Class II director, resigned from the Board of Directors on April 27, 2000. On March 16, 2000, F. Scott Gross was appointed by the Board to succeed Mr. Jones as a Class I director; on March 16, 2000 Cornelius T. Ryan was appointed as a Class II Director to fill a vacancy on the Board of Directors; and on June 12, 2000, Lawrence P. English was appointed by the Board as a Class III director.

     The Company's directors are elected by the stockholders at the annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of the current directors, the nominees for directors and executive officers of the Company.

     The proxy holders named on the proxy card intend to vote all proxies received by them in the accompanying form FOR the election of the Class I nominees listed below, unless instructions to the contrary are marked on the proxy. These nominees have been selected by the Board of Directors. Messrs. Greene, Gross and Roskovensky are currently members of the Board. If elected, each Class I nominee will serve until the annual meeting of stockholders to be held in 2003 or until his successor has been duly elected and qualified.

     In the event that a nominee is unable or declines to serve as a director at the time of the 2000 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below, unless instructions are given to the contrary. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

CLASS I -- NOMINEES FOR ELECTION

               NAME                           PRINCIPAL OCCUPATION              SINCE      AGE
               ----                           --------------------              -----      ---
Albert L. Greene...................    President and Chief Executive            1997       50
                                       Officer of HealthCentral.com
F. Scott Gross.....................    President and Chief Executive            2000       54
                                       Officer of Primus Management, Inc.
E.A. Roskovensky...................    President and Chief Executive            1999       54
                                       Officer of Davis Wire Corporation
                                       and President and Chief Operating
                                       Officer of Robertson-Ceco Corp.

CLASS II -- DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS

               NAME                           PRINCIPAL OCCUPATION              SINCE      AGE
               ----                           --------------------              -----      ---
Michael J. King....................    Chairman and Chief Executive             1999       61
                                       Officer of Healthscribe, Inc.
Cornelius T. Ryan..................    General Partner of Oxford Partners,      2000       68
                                       OBP Management L.P. and OBP
                                       Management (Bermuda) Limited
                                       Partnership

CLASS III -- DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS

               NAME                           PRINCIPAL OCCUPATION              SINCE      AGE
               ----                           --------------------              -----      ---
James D. Durham....................    Chairman of the Board of the             1993       53
                                       Company
Lawrence P. English................    Chief Executive Officer of the           2000       60
                                       Company

     The following is certain biographical information, as of June 30, 2000, regarding the current members of the Company's Board of Directors and Albert L. Greene, F. Scott Gross and E.A. Roskovensky, the nominees to the Board who are also currently members of the Board of Directors:

     James D. Durham serves as Chairman of the Board of the Company and served as its Chief Executive Officer until June 12, 2000. Mr. Durham founded the Company in September 1993 when he became its President and Chief Executive Officer and a director. In May 1996, Mr. Durham became Chairman of the Board. From November 1992 to December 1993, Mr. Durham served as the Chief Executive Officer of Trim Healthcare Systems, Inc., a reimbursement consulting services company. From April 1992 to April 1993,

Mr. Durham served as Chief Executive Officer of Care Partners, Inc., an accounts receivable processing and funding company co-founded by Mr. Durham. From February 1986 until its acquisition by Ameritech in February 1992, Mr. Durham served as President and Chief Executive Officer of Knowledge Data Systems, Inc., a health care information systems company. Mr. Durham holds a B.S. with honors in Industrial Engineering from the University of Florida and an M.B.A. with an emphasis in Finance from the University of California, Los Angeles and is a certified public accountant.

     Lawrence P. English has been Chief Executive Officer and a Director of the Company since June 12, 2000. From July 1997 to January 1999, Mr. English was Chairman of the Board and Chief Executive Officer of Aesthetics Medical Management, Inc., a physician practice management company for plastic surgeons. From January 1999 until immediately prior to joining QuadraMed, Mr. English was the founder and Chief Executive Officer of Lawrence P. English, Inc., a private turn-around management firm, where he consulted to such organizations as Amedex Insurance Company and Paracelsus Healthcare Corporation. From March 1992 until August 1996, Mr. English was president of CIGNA Healthcare, one of the largest HMO providers in the United States. Prior thereto Mr. English held a variety of management and senior management positions with CIGNA Corporation and its predecessor company, Connecticut General Life Insurance Company. Mr. English holds a Bachelor of Arts degree from Rutgers University and an MBA from George Washington University. He also graduated from Harvard Business School's Advanced Management Program.

     Albert L. Greene has been a director of the Company since May 1997. Mr. Greene is currently the President and Chief Executive Officer of HealthCentral.com, an online consumer health information and products service. Previously, Mr. Greene was the Chief Executive Officer of Sutter Health East Bay, a health care delivery system and the parent company of Alta Bates Health System, from June 1996 until September 1998. From May 1990 until March 1998, Mr. Greene served as the President and Chief Executive Officer of Alta Bates Medical Center, a 527-bed acute care hospital located in Berkeley, California. From January 1996 until March 1998, Mr. Greene also served as the President and Chief Executive Officer of Alta Bates Health System, the parent company of Alta Bates Medical Center. Mr. Greene has served as an executive in hospital administration since 1979, most recently as the President of Sinai Samaritan Medical Center in Milwaukee, Wisconsin from 1988 to 1990. Mr. Greene received a Masters of Hospital Administration at the University of Michigan, and is presently a diplomat of the American College of Healthcare Executives and a member of the American Hospital Association. Mr. Greene is also past chair of the California Healthcare Association, a member of the board of directors of Acuson Corporation, a manufacturer and provider of medical diagnostic ultrasound systems, a member of the board of directors of Sierra Health Services, a health and worker compensation insurance company, a member of the board of directors of Lumisys, a manufacturer of digital radiology systems, and a member of the board of directors of several other privately-held hospitals and hospital associations.

     F. Scott Gross has been a director of the Company since March 2000. Mr. Gross is currently the founder, President and Chief Executive Officer of Primus Management, Inc., a successor organization to Alpha Hospital Management, Inc. where Mr. Gross was the founder, President and Chief Executive Officer from 1989 to 1992. From 1988 to 1989, Mr. Gross was the Chairman and Chief Executive Officer of Carondolet Rehabilitation Centers of America, a diversified rehabilitation medicine services company. From 1984 to 1987, Mr. Gross was the President and Chief Executive Officer of Hospital Group-National Medical Enterprises. Mr. Gross holds a B.S. degree in Biology from Cal State University, Northridge and a Masters degree in Public Administration (Health Care Management Option) from the University of Southern California.

     Michael J. King has been a director of the Company since May 1999. Mr. King has been the Chief Executive Officer of Healthscribe, Inc. since June 1999. From September 9, 1996 until May 2000, Mr. King served as Chairman of the Board of Directors and Chief Executive Officer of The Compucare Company, a healthcare information systems company that was acquired by the Company in March 1999. Prior to joining The Compucare Company, Mr. King was Chairman of the Board of Directors, Chief Executive Officer and President of Software AG of the Americas, a leader in Enterprise Information Systems. Mr. King previously served as President and Chief Executive Officer of Computer Entry Systems Corp. and has held various high-level positions at Martin Marietta Data Systems and the Hoskyns Group in the United Kingdom. Mr. King holds a degree in Mechanical Engineering from the University of Sheffield and a M.B.A. equivalent in Management Studies from the University of Hatfield.

     E.A. Roskovensky has been a director of the Company since May 1999. Mr. Roskovensky has been the President and Chief Operating Officer of Robertson-Ceco Corp., a company which manufactures custom engineered metal buildings, since November 1994. Mr. Roskovensky also has been the President and Chief Executive Officer of Davis Wire Corporation since 1991. Mr. Roskovensky previously has held positions at USS-Posco Industries, Double Eagle Steel Coating Company and U.S. Steel. Mr. Roskovensky holds a B.S. in Chemical Engineering from Villanova University, an M.B.A. from Duquesne University and a J.D. from the University of Detroit School of Law. He is a member of the Pennsylvania Bar Association.

     Cornelius T. Ryan has been a director of the Company since March 2000, and was previously a director of the Company from March 1995 to May 1999. Mr. Ryan has been a general partner of Oxford Partners since 1981 and of OBP Management L.P. and OBP Management (Bermuda) Limited Partnership since 1992. OBP Management L.P. and OBP Management (Bermuda) Limited Partnership are the general partners of Oxford Bioscience Partners L.P. and Oxford Bioscience Partners (Bermuda) Limited Partnership, respectively. Mr. Ryan is also the director of several privately-held companies. Mr. Ryan holds a Bachelor of Commerce in Economics from the University of Ottawa and an M.B.A. from the University of Pennsylvania.

                         BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of nine meetings during the fiscal year ended December 31, 1999 (the "1999 fiscal year"). Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he or she served, except Kenneth Jones who attended 67% of such meetings.

     The Company has an Audit Committee, a Compensation Committee and an Executive Committee.

     The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee Charter, as amended June 14, 2000, is included as Exhibit A hereto. The Audit Committee's duties include reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of the Company, reviewing with the Company's independent accountants the results of all audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distributed by the Company. The Audit Committee, which through June 10, 1999 consisted of Ms. Neuscheler and Mr. McNulty, and thereafter consisted of Ms. Neuscheler and Messrs. Jones and King, held two meetings during the 1999 fiscal year. As of September 14, 2000, the Audit Committee consists of Messrs. Roskovensky, Gross and Greene. All members of the Audit Committee meet the independence and knowledge requirements of the Nasdaq Stock Market Rules.

     The Compensation Committee recommends compensation levels of senior management and works with senior management on benefit and compensation programs for Company employees. In addition, the Compensation Committee administers the Company's 1996 Stock Incentive Plan (the "1996 Plan") and the 1999 Supplemental Stock Option Plan (the "1999 Plan"). This Committee, which through June 10, 1999 consisted of Ms. Neuscheler (Chairperson), and Messrs. Jones and Ryan, and thereafter consisted of Messrs. Greene and Roskovensky, held two meetings during the 1999 fiscal year. No member of this Committee was at any time during the 1999 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the Company's last fiscal year. As of September 14, 2000, the Compensation Committee consists of Messrs. Greene and Roskovensky.

     On June 10, 1999, the Board of Directors established an Executive Committee which consists of Messrs. Durham, King and Roskovensky. This committee held one meeting during the 1999 fiscal year. The Executive Committee has been delegated authority from the full Board of Directors of the Company to take action with respect to acquisitions or dispositions of up to the lesser of a maximum of 5% of the Company's total market capitalization or total assets.

                             DIRECTOR REMUNERATION

     The non-employee directors receive a retainer of $15,000 per year plus $1,500 for each board meeting attended and $500 for each committee meeting attended. Each non-employee Board member has the right to apply all or a portion of his or her total retainer fee otherwise payable in cash each year to the acquisition of a special option grant under the Director Fee Option Grant Program. As of August 31, 2000, no director has elected to receive options in lieu of his or her cash fee. See Proposal 2 for a description of the Director Fee Option Grant Program. Non-employee directors are also reimbursed for their reasonable expenses incurred in connection with attending board meetings. Non-employee directors receive periodic option grants under the Automatic Option Grant Program in effect under the Company's 1996 Plan and are eligible to receive option grants under the Discretionary Option Grant Program of that plan. Each of these programs is described below.

AUTOMATIC OPTION GRANT PROGRAM

     Under the Automatic Option Grant Program, each individual who is first elected or appointed as a non-employee Board member will receive at the time of such initial election or appointment an automatic option grant for 10,000 shares of Common Stock, provided such individual was not previously in the Company's employ. At each annual stockholders meeting, each individual who is to continue in service as a non-employee Board member will automatically be granted at that meeting an option to purchase 4,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least six months.

     Each option under the Automatic Option Grant Program has an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten years measured from the grant date. The option is immediately exercisable for all the option shares, but any purchased shares are subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. Each initial 10,000-share grant vests, and the Company's repurchase right lapses, as follows: (i) one-third of the option shares vest upon the optionee's completion of one year of Board service measured from the option grant date and (ii) the balance of the option shares vest in a series of 24 successive equal monthly installments upon the optionee's completion of each additional month of Board service over the 24 month period measured from the first anniversary of such grant date. Each annual 4,000-share grant vests, and the Company's repurchase right lapses, in a series of 12 successive equal monthly installments over the optionee's period of Board service measured from the grant date.

     Each of Messrs. King and Roskovensky received an option for 10,000 shares upon their appointment to the Board in May 1999, at an exercise price of $8.3125 per share. Mr. Gross received an option for 10,000 shares upon his appointment to the Board in March 2000, at an exercise price of $5.00 per share. Mr. Ryan received an option for 10,000 shares upon his re-appointment to the Board in March 2000, at an exercise price of $5.00 per share. On the date of the 2000 Annual Meeting, each continuing non-employee Board member will receive an option for 4,000 shares at an exercise price per share equal to the fair market value on that date.

DISCRETIONARY OPTION GRANT PROGRAM

     Under the Discretionary Option Grant Program, eligible individuals in the Company's employ or service (including non-employee Board members, officers and consultants) may, at the discretion of the Compensation Committee of the Board, as Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 100% of their fair market value on the grant date. The Compensation Committee will have complete discretion to determine the vesting schedule, maximum term and the status under federal tax laws of any such option grant. No non-employee Board member received any option grants under the Discretionary Option Grant Program during the 1999 fiscal year.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF EACH OF THE CLASS I NOMINEES IDENTIFIED ABOVE.

                                   MANAGEMENT

     The following sets forth the names, ages and positions of the Company's executive officers, as of June 30, 2000:

                        NAME                          AGE                  POSITION
                        ----                          ---                  --------
Lawrence P. English.................................  60     Chief Executive Officer and Director
Mark N. Thomas......................................  48     Chief Financial Officer
Patrick Ahearn......................................  46     Executive Vice President
Nancy Nelson........................................  47     Executive Vice President
Michael Wilstead....................................  42     Executive Vice President

BACKGROUND

     Lawrence P. English has been Chief Executive Officer and a director of the Company since June 12, 2000. See "Proposal 1 -- Election of Directors" for biographical information on Mr. English.

     Mark N. Thomas has been Chief Financial Officer of the Company since June 12, 2000. From 1998 until joining QuadraMed, Mr. Thomas was the chief financial officer of Lifeguard, Inc., a leading independent health plan. From 1993 to 1997, Mr. Thomas held executive management positions for Coregis Insurance Group and Industrial Indemnity Company, insurance companies owned by Xerox Corporation where he served as controller, managing director and treasurer. From 1980 to 1993, Mr. Thomas served in various management positions and as a corporate officer of Fireman's Fund Insurance Companies. Mr. Thomas received a bachelors' degree in economics and political science from Occidental College and received a double MBA in finance and strategic planning from Wharton Graduate School. He also earned a degree in executive education in corporate strategy from the University of Michigan.

     Patrick Ahearn, Executive Vice President, joined the Company in October 1998. Before joining the Company, Mr. Ahearn was Chief Financial and Chief Information Officer at the Medical Center at Princeton, New Jersey, a non-profit teaching integrated delivery network. In addition to his financial and information system responsibilities, he was involved in the development of the Medical Center's Physician Hospital Organization (PHO), Medical Services Organization (MSO), its real estate company and its for-profit ventures. Prior to his experience at Princeton, Mr. Ahearn worked in New York City for a CPA firm, Pannell Kerr Forster. His experience was almost exclusively in the healthcare arena and included both the audit and consulting aspects of the practice. Mr. Ahearn received a B.B.A. from Iona College, New York.

     Nancy Nelson, Executive Vice President, joined the Company in March 1999. Before joining the Company, Ms. Nelson was the Senior Vice President and Chief Operating Officer of The Compucare Company, which was acquired by the Company in March 1999. From 1992 until April 1998, Ms. Nelson served in various management positions including Compucare's Senior Vice President of Product Marketing. Prior to her employment at The Compucare Company, Ms. Nelson was a principal at First Consulting Group, a provider of information technology and other consulting services to payors, providers and healthcare organizations. Ms. Nelson holds a B.S. in Biological Sciences/Biochemistry from the University of California at Irvine.

     Michael Wilstead, Executive Vice President, joined the Company in July 1998 as Vice President of Sales. Prior to joining the Company, Mr. Wilstead served as a group president at STERIS Corporation, a world leader in microbial reduction and surgical support products. Prior to that, he held positions at AMSCO International and AMSCO Canada, both of which are medical equipment companies. Mr. Wilstead also founded Rocky Mountain Medical, a durable medical equipment company, which he sold after six years. Mr. Wilstead holds a B.S. in business administration from the University of Phoenix.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 2000 by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company and (iv) all current executive officers and directors of the Company as a group.

                                                                SHARES OF COMMON
                                                               STOCK BENEFICIALLY
                                                                    OWNED(1)
                                                              --------------------
                 NAME OF BENEFICIAL OWNERS                     NUMBER      PERCENT
                 -------------------------                    ---------    -------
Firstar Corporation(2)......................................  2,167,968      8.5%
  777 E. Wisconsin Avenue
  Milwaukee, Wisconsin 53202
AXA Financial, Inc.(3)......................................  1,408,488      5.5%
  1290 Avenue of the Americas
  New York, New York 10104
Nitin T. Mehta(4)...........................................  1,326,362      5.2%
  58 Greenoaks Drive
  Atherton, California 94027
Joe D. Whisenhunt, Sr.(5)...................................  1,255,190      4.9%
  Harmony Meadows Ranch
  Route 2, Box 150
  Bee Branch, Arkansas 72013
James D. Durham(6)..........................................  1,154,413      4.4%
Lawrence P. English(7)......................................          0        0%
Mark N. Thomas(8)...........................................          0        0%
Albert L. Greene(9).........................................     20,000        *
F. Scott Gross(10)..........................................      6,167        *
Michael J. King(11).........................................    159,322        *
E.A. Roskovensky(12)........................................     12,900        *
Cornelius T. Ryan(13).......................................     32,600        *
John V. Cracchiolo(14)......................................    330,000      1.3%
Keith M. Roberts(15)........................................          0        0%
Nancy Nelson(16)............................................     84,927        *
Patrick Ahearn(17)..........................................     53,250        *
Michael Wilstead(18)........................................     23,021        *
All current executive officers and directors (11
  persons)(19)..............................................  1,546,600      5.9%

---------------
  *  Less than 1%

 (1) Percentage ownership is based on 25,560,488 shares of Common Stock outstanding on June 30, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Represents shares beneficially owned by Firstar Corporation, based on information in a Schedule 13G filed on August 2, 2000 by Firstar Corporation and Firstar Investment Research & Management Co.,

     LLC ("Firstar Investment"). All shares of the Common Stock reported as beneficially owned by Firstar Corporation were directly beneficially owned by subsidiaries of Firstar Corporation. Firstar Investment beneficially owns 1,890,884 shares of the Company's Common Stock (7.4% of the Common Stock outstanding as of June 30, 2000). Firstar Investment is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

 (3) Represents shares beneficially owned by AXA Financial, Inc., formerly The Equitable Companies Incorporated ("AXA"), based on information in a
     Schedule 13G filed on February 14, 2000. All shares of the Common Stock reported as beneficially owned by AXA were directly beneficially owned by subsidiaries of AXA.

 (4) Represents shares beneficially owned by Nitin T. Mehta based on information contained in a Schedule 13G filed on June 15, 1998.

 (5) Represents shares beneficially owned by Joe D. Whisenhunt, Sr. based on information contained in a Schedule 13D filed on October 15, 1998. Share ownership shown is less than 5% of the outstanding shares of the Company's Common Stock. Details on share ownership are provided for informational purposes only.

 (6) Includes 23,295 shares of Common Stock owned by Trigon Resources Corporation ("Trigon"), a corporation owned by Mr. Durham and his two children and 134,574 shares of Common Stock issuable upon exercise of a warrant held by Trigon. Also includes 405,000 shares issuable upon exercise of fully vested options, and 112,000 shares of Common Stock granted to Mr. Durham in October 1998. Also includes 123,944 shares of Common Stock owned by Mr. Durham's wife, Sandra J. Durham as to which Mr. Durham disclaims any beneficial ownership. Mr. Durham is the Chairman of the Board of Directors and was Chief Executive Officer of the Company until his resignation effective June 12, 2000. See "Employment and Other Agreements; Change in Control Arrangements" for a description of Mr. Durham's Separation Agreement.

 (7) On June 12, 2000, Mr. English received a grant of non-qualified stock options to purchase 1,000,000 shares of common stock at an exercise price of $2.50 per share. None of the options are exercisable within 60 days of June 30, 2000.

 (8) On June 9, 2000, Mr. Thomas received a grant of non-qualified stock options to purchase 200,000 shares of common stock at an exercise price of $2.188 per share. None of the options are exercisable within 60 days of June 30, 2000.

 (9) Includes 18,000 shares issuable upon exercise of options.

(10) Includes 6,167 shares of Common Stock issuable upon exercise of options.

(11) Includes 159,322 shares issuable upon exercise of options.

(12) Includes 10,000 shares of Common Stock issuable upon exercise of options.

(13) Includes 22,167 shares of Common Stock issuable upon exercise of options.

(14) Includes 270,000 shares issuable upon exercise of fully vested options and 60,000 shares of Common Stock granted to Mr. Cracchiolo in October 1998. Mr. Cracchiolo resigned as President and Chief Operating Officer of the Company effective June 30, 2000. See "Employment and Other Agreements; Change in Control Arrangements" for a description of Mr. Cracchiolo's Separation Agreement.

(15) Mr. Roberts resigned as Executive Vice President and General Counsel of the Company on April 19, 2000.

(16) Includes 84,927 shares of Common Stock issuable upon exercise of options.

(17) Includes 52,334 Shares of Common Stock issuable upon exercise of options.

(18) Includes 23,021 shares of Common Stock issuable upon exercise of options.

(19) Includes 23,295 shares of Common Stock owned by Trigon, 134,574 shares of Common Stock issuable upon exercise of a warrant held by Trigon and 123,944 shares of Common Stock owned by Mr. Durham's wife, Sandra J. Durham, as to which Mr. Durham disclaims beneficial ownership. Includes 780,938 shares issuable upon exercise of options.

                 SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth certain information regarding the compensation earned during the last three fiscal years by (i) the Company's Chief Executive Officer and (ii) each of the five other most highly compensated executive officers of the Company serving as such as of the end of the last fiscal year whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the Company and its subsidiaries. Such individuals will be hereafter referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM COMPENSATION
                                                                    ------------------------
                                                                                  SECURITIES
                                           ANNUAL COMPENSATION      RESTRICTED    UNDERLYING
                                FISCAL    ----------------------      STOCK        OPTIONS/      ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR      SALARY        BONUS        AWARDS       WARRANTS     COMPENSATION
 ---------------------------    ------    --------      --------    ----------    ----------    ------------
James D. Durham...............   1999     $374,000      $367,307            --     100,000        $60,007(8)
  Chairman of the Board          1998      275,000       412,500    $1,862,000(6)  300,000         30,021(8)
  and former Chief               1997      225,000       100,000            --     305,000             --
  Executive Officer(1)
John V. Cracchiolo............   1999      256,000       251,580                    75,000          3,977(8)
  Former President(2)            1998      200,000       210,000            --     150,000          2,017(8)
                                 1997      159,375(3)    103,000       997,500(6)  155,000             --
Keith M. Roberts..............   1999      210,000        84,000            --      35,000             --
  Former Executive Vice          1998      159,375(5)    131,250       498,750(6)   35,000             --
  President and General          1997       98,958(7)     50,000            --     100,000             --
  Counsel(4)
Nancy Nelson..................   1999      206,000        92,700            --     125,000             --
  Executive Vice President       1998      190,000        76,220            --      14,853             --
                                 1997      158,750        55,500            --      34,657             --
Patrick Ahearn................   1999      200,000            --            --      20,000             --
  Executive Vice President       1998       49,134(9)         --            --     100,000             --
Michael Wilstead..............   1999      182,951        50,000            --      90,000             --
  Executive Vice President       1998      111,911(10)     3,833            --      10,000             --

---------------
 (1) Mr. Durham resigned as Chief Executive Officer of the Company, effective June 12, 2000. See "Employment and Other Agreements; Change in Control Arrangements" for a description of Mr. Durham's Separation Agreement.

 (2) Mr. Cracchiolo resigned as President and Chief Operating Officer of the Company, effective June 30, 2000. See "Employment and Other Agreements; Change in Control Arrangements" for a description of Mr. Cracchiolo's Separation Agreement.

 (3) Effective August 1997, Mr. Cracchiolo's annual salary was increased by the Board of Directors from $150,000 to $175,000.

 (4) Mr. Roberts resigned as Executive Vice President and General Counsel of the Company, effective April 19, 2000.

 (5) Effective July 1998, Mr. Roberts' annual salary was increased by the Board of Directors from $150,000 to $175,000.

 (6) In October 1998, each of Mr. Durham, Mr. Cracchiolo and Mr. Roberts was awarded a right to receive 112,000, 60,000 and 30,000 shares of Common Stock, respectively, under the Company's 1996 Stock Incentive Plan, such shares were to be issued in October, 2003, without payment from the recipient, provided that each such individual remained in the Company's service through such date. The amounts shown represent the dollar value of the awards based on the market price of the underlying shares of Common Stock on the date of the bonus share awards in October 1998. As of the last day of the 1999 fiscal year, the value of the bonus share awards held by each such individual, based on the market price of the underlying shares of Common Stock on that date, was the following: Mr. Durham -- $976,528; Mr. Cracchiolo -- $523,140; and Mr. Roberts -- $261,570. No dividends were payable with respect to the bonus share awards until such time as the underlying shares of Common Stock were issued. Pursuant to a Separation Agreement, dated June 12, 2000, between Mr. Durham and the Company, all restrictions or repurchase rights with respect to Mr. Durham's 112,000 restricted shares have lapsed. Pursuant to a Separation Agreement, dated June 12, 2000, between Mr. Cracchiolo and the Company, all restrictions or repurchase rights with respect to Mr. Cracchiolo's 60,000 restricted shares have lapsed. See "Employment and Other Agreements; Change in Control Arrangements" for a description of severance arrangement for Messrs. Durham and Cracchiolo with respect to the 1996 Stock Incentive Plan. Mr. Roberts' award was forfeited upon his resignation from the Company on April 19, 2000.

 (7) Represents salary paid from March 1997 through December 1997.

 (8) Represents the cash value benefit of split-dollar life insurance premiums paid by the Company. The dollar value was established using the demand loan valuation method for the whole life portion of the premium paid by the Company, projected on an actuarial basis. See "Employment and Other Agreements; Change in Control Arrangements" below.

 (9) Represents salary paid from September 1998 through December 1998.

(10) Represents salary paid from June 1998 through December 1998. Includes $27,200 of relocation expense reimbursement.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning the stock option grants made to each of the Named Executive Officers during the 1999 fiscal year. No stock appreciation rights were granted during the 1999 fiscal year to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                                   -------------------------                               POTENTIAL REALIZABLE
                                                 PERCENT OF                                  VALUE AT ASSUMED
                                   NUMBER OF       TOTAL                                   ANNUAL RATES OF STOCK
                                   SECURITIES     OPTIONS      EXERCISE OR                PRICE APPRECIATION FOR
                                   UNDERLYING    GRANTED TO    BASE PRICE                     OPTION TERM(3)
                                    OPTIONS     EMPLOYEES IN       PER       EXPIRATION   -----------------------
              NAME                 GRANTED(1)   FISCAL 1999     SHARE(2)        DATE         5%           10%
              ----                 ----------   ------------   -----------   ----------   ---------   -----------
James D. Durham(4)...............   100,000         3.9%         $8.3125      5/18/09     $522,769    $1,324,798
John V. Cracchiolo(5)............    75,000         3.0%         $8.3125      5/18/09      392,076       993,599
Keith M. Roberts(6)..............    35,000         1.4%         $7.3750      12/7/09      162,333       441,385
Nancy Nelson.....................   100,000         3.9%         $8.7500      3/22/09      550,283     1,394,525
Nancy Nelson.....................    25,000         1.0%         $7.3750      12/7/09      115,952       293,846
Patrick Ahearn...................    20,000         0.8%         $8.3125      5/18/09      104,554       264,960
Michael Wilstead.................    20,000         0.8%         $8.7500      3/22/09      110,057       296,835
Michael Wilstead.................    35,000         1.4%         $8.3125      5/18/09      182,969       575,241
Michael Wilstead.................    35,000         1.4%         $7.3750      12/7/09      162,333       631,022

---------------
(1) Each option set forth in the table above has a maximum term of ten years measured from the grant date, subject to earlier termination upon the executive officer's termination of service with the Company. Each option becomes exercisable for 25% of the option shares upon the optionee's completion of one year of service measured from the grant date and becomes exercisable for the remaining shares in equal monthly installments over the next three years of service thereafter. The option will immediately become exercisable for all of the option shares upon an acquisition of the Company by merger or asset sale unless the options are assumed by the successor corporation.

(2) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless purchase procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise.

(3) There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% compounded annual rates or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(4) Mr. Durham resigned as Chief Executive Officer of the Company, effective June 12, 2000. See "Employment and Other Agreements; Change in Control Arrangements" for a description of Mr. Durham's Separation Agreement.

(5) Mr. Cracchiolo resigned as President and Chief Operating Officer of the Company, effective June 30, 2000. See "Employment and Other Agreements; Change in Control Arrangements" for a description of Mr. Cracchiolo's Separation Agreement.

(6) Mr. Roberts resigned as Executive Vice President and General Counsel of the Company, effective April 19, 2000. All of his options have terminated.

OPTION EXERCISES AND YEAR-END VALUES

     No stock appreciation rights were granted during the 1999 fiscal year or outstanding at the end of such fiscal year. The following table sets forth certain information with respect to the Named Executive Officers concerning option exercises during the 1999 fiscal year as well as the number of shares of the Company's Common Stock subject to exercisable and unexercisable stock options which the Named Executive Officers held at the end of the 1999 fiscal year.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                                 OPTIONS AT FISCAL YEAR END         AT FISCAL YEAR END(1)
                                                     VALUE      -----------------------------   -----------------------------
            NAME               SHARES EXERCISED   REALIZED(2)   EXERCISABLE   NON-EXERCISABLE   EXERCISABLE   NON-EXERCISABLE
            ----               ----------------   -----------   -----------   ---------------   -----------   ---------------
James D. Durham(5)...........     355,600(3)      $  177,800(3)   481,345(4)      358,229              --         $40,650
John V. Cracchiolo(6)........            --               --      214,896         205,104         198,760          30,488
Keith M. Roberts(7)..........            --               --       70,354          83,626              --          47,040
Nancy Nelson.................            --               --       49,510         125,000         110,061          33,600
Patrick Ahearn...............            --               --       30,251          90,833           5,386           8,130
Michael Wilstead.............            --               --        3,333          96,667              --          61,628

---------------
(1) Calculated by determining the difference between the fair market value of the Company's Common Stock as of December 31, 1999 and the exercise price of the option.

(2) Calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the shares on the date of exercise and the exercise price.

(3) Represents 355,600 shares of Common Stock issued upon exercise of a warrant held by Mr. Durham. See "Security Ownership of Certain Beneficial Owners and Management."

(4) Includes 134,574 shares of Common Stock issuable upon exercise of a warrant held by Trigon Resources Corporation. See "Security Ownership of Certain Beneficial Owners and Management."

(5) Mr. Durham resigned as Chief Executive Officer of the Company, effective June 12, 2000. See "Employment and Other Agreements; Change in Control Arrangements" for a description of Mr. Durham's Separation Agreement.

(6) Mr. Cracchiolo resigned as President of the Company, effective June 30, 2000. See "Employment and Other Agreements; Change in Control Arrangements" for a description of Mr. Cracchiolo's Separation Agreement.

(7) Mr. Roberts resigned as Executive Vice President and General Counsel of the Company, effective April 19, 2000. All of his options have terminated.

        EMPLOYMENT AND OTHER AGREEMENTS; CHANGE IN CONTROL ARRANGEMENTS

LAWRENCE P. ENGLISH EMPLOYMENT AGREEMENT

     The Company entered into a letter agreement, dated June 12, 2000, with Lawrence P. English, pursuant to which Mr. English is employed as the Company's Chief Executive Officer. Mr. English was appointed as a director on June 12, 2000. The letter agreement provides that Mr. English shall be appointed as Chairman on or before December 31, 2000. Mr. English shall be paid for service in the 2000 calendar year a base salary at the annual rate of $400,000. Mr. English's base salary is subject to annual adjustment by the Board. In addition, Mr. English is subject to a guaranteed bonus of $100,000 upon completion of his first six months of service. Subsequent bonus ranges shall be established by the Board and payable upon achievement of performance goals. Mr. English will also be paid additional compensation in an amount of the net increase in his state income tax resulting solely from his becoming a California resident.

     Mr. English received a grant of non-qualified stock options to purchase 1,000,000 shares of common stock at an exercise price of $2.50. The options vest over a four-year period, with 250,000 options vesting after one year and the balance vesting ratably on a monthly basis thereafter.

     The letter agreement also includes the following severance provisions: (i) if Mr. English dies, his estate will be paid any unpaid compensation for services rendered through the date of death; (ii) if Mr. English is disabled, he will be paid any unpaid compensation for services rendered through the date of disability, together with any income continuation payments provided under any policies or programs funded by the Company on his behalf; (iii) if Mr. English is terminated by reason of an Involuntary Termination other than a Termination for Cause (as those terms are defined in the letter agreement), Mr. English will receive in one lump sum within thirty days of the date of such an Involuntary Termination, an aggregate amount equal to two times Mr. English's then-current base salary. Alternatively, at Mr. English's option, he may receive the severance payment in monthly installments over a one-year period following the date of Involuntary Termination. In addition, if Mr. English voluntarily resigns or is terminated by reason of Involuntary Termination (other than a Termination for Cause) during the one year period ending June 12, 2001, the Company shall make the lease payments for an apartment or condominium inhabited by Mr. English through June 12, 2001, provided the terms of the lease were reasonably approved by the Company and the Company has the right to sublease the premises.

     Solely in connection with an Involuntary Termination (other than a Termination with Cause), and solely in the case where such Involuntary Termination is not in connection with a Change in Control (as defined in the letter agreement), Mr. English's options granted under the Company's Stock Option Plan (to the extent not otherwise vested) will automatically accelerate and vest so that at least 250,000 of such options will be immediately exercisable as of the date of termination and all such vested options shall remain exercisable for the full term of the option. In addition, to the extent any acquiring company in a Change in Control transaction does not assume or otherwise continue in force Mr. English's outstanding options, those options shall automatically accelerate and vest so that each such option, immediately prior to the Change in Control, becomes fully exercisable; such options shall terminate immediately after the Change in Control transaction.

     On or after the closing of a transaction involving a Change in Control arising from (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation; (ii) a stockholder approved sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) a transfer of all or substantially all of the Company's assets pursuant to a partnership or joint venture agreement or similar arrangement where the Company's resulting interest is less than 50%; or (iv) any reverse merger in which the Company is the surviving entity but in which 50% or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger, Mr. English will have the option, exercisable in his discretion within 60 days of such Change in Control, to voluntarily terminate his employment under the letter agreement (the "Termination Election"). Effective upon such Termination Election, one-half of any of his options, which are unvested at the time of such Termination Election, shall accelerate and vest in full 60 days after such Change in Control (the "Vesting Date"). Each such Option will become immediately exercisable and fully exercisable and vested as of the Vesting Date and, together with Mr. English's other vested options, shall remain exercisable and outstanding for the full term of the option. In the event that Mr. English makes the Termination Election, he shall have no right to receive any severance payments pursuant to the letter agreement. Acceleration of Mr. English's options shall be contingent upon his continued service under the letter agreement following such Change in Control for a minimum period of 60 days after such Change in Control.

     The letter agreement also provides as following with respect to any options which are to be assumed or otherwise continued in effect in a Change in Control, and any restricted or unvested shares of common stock held by Mr. English at the time of the Change in Control. Any option which does not accelerate, and any restricted or unvested shares of common stock which do not vest at the time of the Change in Control will immediately accelerate and vest in full and any repurchase rights with respect thereto will terminate upon any Involuntary Termination of Mr. English's employment following the Change in Control (other than a Termination for Cause) so that each such option or share of restricted or unvested common stock will become immediately exercisable and fully exercisable or vested as of the date of such an Involuntary Termination and shall remain exercisable and outstanding for the full term of the option. Each option will be appropriately adjusted to apply to the number and class of securities which would have been issued to Mr. English in the consummation of the Change in Control transaction had the option been exercised immediately prior to such transaction, and appropriate adjustments will be made to the option exercise price payable per share, provided the aggregate exercise price will remain the same.

     The initial term of the letter agreement is from June 12, 2000 to June 12, 2002, unless sooner terminated. Thereafter, the term of the letter agreement shall be automatically extended on each succeeding June 12 for an additional one year period, unless either party gives three months prior written notice to the other than he or it does not wish to extend the term thereof.

MARK N. THOMAS EMPLOYMENT AGREEMENT

     The Company entered into a letter agreement, dated May 12, 2000, with Mark
N. Thomas, pursuant to which Mr. Thomas is employed as the Company's Executive Vice President and Chief Financial Officer.

     Mr. Thomas shall be paid for service in the 2000 calendar year a base salary at the annual rate of $250,000. Mr. Thomas's base salary is subject to annual adjustment by the Board. In addition, Mr. Thomas will receive a guaranteed bonus of $100,000 no later than February 1, 2001. In the event of an Involuntary Termination (as defined in the letter agreement), Mr. Thomas will receive the guaranteed bonus in addition to his other severance benefits described below. Subsequent bonuses will be established by the Board in its sole discretion and based upon the recommendation of the Compensation Committee and such additional factors as the Board deems appropriate, including Mr. Thomas's individual performance and the Company's financial results. Mr. Thomas participates in all bonus plans applicable to the Company's executives.

     Mr. Thomas received a grant of stock options to purchase 200,000 shares of common stock at an exercise price of $2.188, subject to vesting.

     Under the letter agreement, the Company also reimbursed Mr. Thomas $22,987 representing unvested 401(k) funds with his prior employer.

     The letter agreement also includes the following severance provisions: (i) if Mr. Thomas dies, his estate will be paid any unpaid compensation for services rendered through the date of death; together with a special termination payment equal to 30 days base salary; (ii) if Mr. Thomas is disabled, he will be paid any unpaid compensation for services rendered through the date of disability, together with the severance benefits payable in the event of an Involuntary Termination of employment other than a Termination for Cause (as those terms are defined in the letter agreement), offset, dollar-for-dollar by any income continuation payments provided under any policies or programs funded by the Company on his behalf; (iii) if Mr. Thomas is terminated by reason of an Involuntary Termination other than a Termination for Cause, Mr. Thomas will receive in one lump sum within thirty days of the date of such an Involuntary Termination, an aggregate amount equal to one-times Mr. Thomas's then-current base salary; alternatively, at Mr. Thomas's option, he may receive the severance payment in monthly installments over a one year period following the date of Involuntary Termination. In addition, if Mr. Thomas is terminated by reason of Involuntary Termination (other than a Termination for Cause) he will receive a lump sum payment equal to his annual bonus of 40% of base compensation. Mr. Thomas (or his dependents, as applicable) shall also be provided with the same life, health and disability participation, benefits and other coverages for a period of 12 months after his disability or involuntary termination.

     In connection with an Involuntary Termination (other than a Termination with Cause), whether before or after a Change in Control (as defined in the letter agreement), Mr. Thomas's options granted under the Company's Stock Option Plan and all restricted or unvested common stock granted by the Company (to the extent not otherwise vested) will automatically accelerate and vest and any repurchase rights with respect thereto will terminate so that each such option or share will be immediately exercisable and fully vested as of the date of termination and all such vested options shall remain exercisable for a period of three years following the Involuntary Termination. In addition, to the extent any acquiring company in a Change in

Control transaction does not assume or otherwise continue in force Mr. Thomas's outstanding options, those options shall automatically accelerate and vest so that each such option, immediately prior to the Change in Control, becomes fully exercisable; such options shall terminate immediately after the Change in Control.

     To the extent the acquiring company in any Change in Control transaction does not assume or otherwise continue in full force and effect Mr. Thomas's outstanding options under the Stock Option Plan, those options shall automatically accelerate and vest so that each such option will, immediately prior to the Change in Control, become fully exercisable for all the option shares and shall terminate immediately after the Change in Control transaction.

     The letter agreement includes the following provisions with respect to any options, which are to be assumed or otherwise continued in effect in the Change in Control and any restricted or unvested shares of common stock held by Mr. Thomas at the time of the Change in Control.

     The options will accelerate and vest at the time of the Change in Control so that each option will become exercisable for all of the option shares immediately prior to the Change in Control transaction, except to the extent the option parachute payment attributable to such accelerated vesting would otherwise result in an excess parachute payment under Internal Revenue Code
Section 280G. Any option which does not accelerate and vest at the time of the Change in Control by reason of the foregoing limitation will continue to become exercisable and vest in accordance with the vesting schedule applicable to that option immediately prior to the Change in Control. Any restricted or unvested shares of common stock held by Mr. Thomas at the time of the Change in Control shall immediately vest at that time and the Company's repurchase rights with respect to those shares shall terminate, except to the extent the parachute payment attributable to the acceleration of Mr. Thomas's outstanding options, would result in an excess parachute payment under Code Section 280G. The Company's repurchase rights with respect to any restricted or unvested shares which do not vest at the time of the Change in Control by reason of the foregoing limitation shall continue in effect and shall be assigned to any successor entity in the Change in Control transaction, and Mr. Thomas shall continue to vest in those shares in accordance with the vesting schedule in effect for the shares immediately prior to the Change in Control.

     Any option which does not accelerate, and any restricted or unvested shares of common stock which do not vest at the time of the Change in Control by reason of the foregoing limitations shall immediately vest in full upon any Involuntary Termination of Mr. Thomas's employment following the Change in Control (other than a Termination for Cause). Each such accelerated option, together with each of Mr. Thomas's other vested options shall remain exercisable and outstanding for a period of three years and may be exercised for any or all of the option shares, including the accelerated shares, in accordance with the provisions of the option agreement evidencing such option.

     Each option will be appropriately adjusted to apply to the number and class of securities which would have been issued to Mr. Thomas in the consummation of the Change in Control transaction had the option been exercised immediately prior to such transaction, and appropriate adjustments will be made to the option exercise price payable per share, provided the aggregate exercise price will remain the same.

     The term of the letter agreement is two years from the effective date and shall be extended automatically on each succeeding anniversary of the effective date for an additional one year period unless, not later than three months preceding such anniversary date, either party shall have given written notice to the other that he or it will not extend the term of the letter agreement.

PATRICK AHEARN EMPLOYMENT AGREEMENT

     In April 1999, the Company entered into a letter agreement with Patrick Ahearn, Executive Vice President. Pursuant to the letter agreement in April 2000, Mr. Ahearn's base salary was set at $208,000 for the 2000 calendar year and is eligible for such annual cash bonuses as the Board of Directors in its discretion shall award. The letter agreement also contains the following severance provisions: (i) if Mr. Ahearn dies, his estate will receive a special termination payment equal to one months' salary and (ii) if Mr. Ahearn is terminated by reason of disability or an Involuntary Termination other than a Termination for Cause (as those terms are defined in the letter agreement), Mr. Ahearn will receive an aggregate amount equal to his then current annual rate of base salary and will also continue to receive for a period of 12 months his life, health and disability and other benefits. In addition, upon a Change in Control or an Involuntary Termination other than a Termination for Cause, Mr. Ahearn's outstanding options and all restricted or unvested Common Stock held by him will vest immediately and remain exercisable for a period of three years thereafter. The term of the agreement is two years from the effective date and shall be extended automatically on each succeeding anniversary of the effective date of the agreement for an additional one year period unless, not later than three months preceding such anniversary date, the Company shall have given written notice to Mr. Ahearn that it will not extend the term of the letter agreement.

NANCY NELSON EMPLOYMENT AGREEMENT

     In April 1999, the Company entered into a letter agreement with Nancy Nelson, Executive Vice President. Pursuant to the letter agreement, Ms. Nelson was to receive a base salary of $206,000. In January 2000, Ms. Nelson's base salary was increased to $245,000. Ms. Nelson is also eligible for such annual cash bonuses as the Board of Directors in its discretion shall award. The letter agreement also contains the following severance provisions: (i) if Ms. Nelson dies, her estate will receive a special termination payment equal to one months' salary and (ii) if Ms. Nelson is terminated by reason of disability or an Involuntary Termination other than a Termination for Cause (as those terms are defined in the letter agreement), Ms. Nelson will receive an aggregate amount equal to her then current annual rate of base salary and will also continue to receive for a period of 12 months her life, health and disability and other benefits. In addition, upon a Change in Control or an Involuntary Termination other than a Termination for Cause, Ms. Nelson's outstanding options and all restricted or unvested Common Stock held by her will vest immediately and remain exercisable for a period of three years thereafter. The term of the agreement is two years from the effective date and shall be extended automatically on each succeeding anniversary of the effective date of the agreement for an additional one year period unless, not later than three months preceding such anniversary date, the Company shall have given written notice to Ms. Nelson that it will not extend the term of the letter agreement.

MICHAEL WILSTEAD EMPLOYMENT AGREEMENT

     In April 1999, the Company entered into a letter agreement with Michael Wilstead, Executive Vice President. Pursuant to the letter agreement, Mr. Wilstead was to receive a base salary at the annual rate of $200,000 for calendar year 1999. In April 2000, Mr. Wilstead's base salary was increased to $235,000. Mr. Wilstead is also eligible for such cash bonuses as the Board of Directors in its discretion shall award. The letter agreement also includes the following severance provisions: (i) if Mr. Wilstead dies, his estate will receive a special termination payment equal to 30 days' base salary; (ii) if Mr. Wilstead is terminated by reason of disability or an Involuntary Termination other than a Termination for Cause (as those terms are defined in the letter agreement), Mr. Wilstead will receive an aggregate amount equal to his then-current annual rate of base salary and will also continue to receive for a period of 12 months his life, health, disability and other benefits. In addition, in connection with the Involuntary Termination of Mr. Wilstead's employment (other than a Termination for Cause), whether before or after a Change in Control transaction, each of Mr. Wilstead's options and all restricted or unvested common stock granted by the Company will vest immediately and any repurchase right with respect thereto will terminate so that each such option or share of restricted unvested common stock will be immediately and fully exercisable or vested as of the date of termination. Each option will remain exercisable for a period of three years following Mr. Wilstead's Involuntary Termination. The initial term of the letter agreement is two years from the effective date. Thereafter, the term shall be extended automatically on each succeeding anniversary of the effective date for an additional one year period unless, no later than three months preceding such anniversary date, either party shall have given notice to the other that it or he will not extend the term of the letter agreement.

JOHN V. CRACCHIOLO SEPARATION AGREEMENT

     In May 1999, the Company entered into a letter agreement with John V. Cracchiolo pursuant to which Mr. Cracchiolo served as the President and Chief Operating Officer of the Company until his resignation, effective June 30, 2000. The Company entered into a Separation Agreement, dated June 12, 2000, with John
V. Cracchiolo, pursuant to which Mr. Cracchiolo's employment with the Company as its President and Chief Operating Officer and his employment agreement, dated April 1, 1999, terminated effective June 30, 2000. Mr. Cracchiolo also resigned as of June 30, 2000 as a director and/or officer of all subsidiaries and affiliates of the Company and as a trustee of the Company's pension plans. The Company and Mr. Cracchiolo agreed that Mr. Cracchiolo would provide consulting services to the Company as requested from time to time through and including October 31, 2000, for which he shall be compensated at the rate of $150 per hour. As of September 14, 2000, no such services have been requested by the Company.

     Pursuant to the Separation Agreement, the Company shall make the following payments and provide the following benefits to Mr. Cracchiolo:

          (a) As payment in full of its obligations under Mr. Cracchiolo's employment agreement to pay severance benefits upon an Involuntary Termination (as defined in the employment agreement), a lump sum severance benefit of $687,500 and continuation for a minimum period of 12 months of all life, health and disability plan participation, benefit plans and other coverages to which Mr. Cracchiolo and his dependents are entitled.

          (b) All restrictions and repurchase rights on 60,000 restricted shares of common stock of the Company granted to Mr. Cracchiolo in October, 1998, shall be deemed to have lapsed.

          (c) Accelerated vesting of 68,235 options granted to Mr. Cracchiolo, for a total of 270,000 fully vested options, which options will remain exercisable for the full term of the applicable option agreement.

          (d) Continuation of indemnification of Mr. Cracchiolo and coverage under the Company's Directors' and Officers' Insurance, until December 31, 2007 with respect to acts occurring prior to termination of his Board membership.

          (e) Mr. Cracchiolo's interest in the QuadraMed Corporation Stock Exchange Deferred Compensation Plan will vest in full immediately. Mr. Cracchiolo agreed that his termination of employment would not be treated as an Involuntary Termination under the Plan and, therefore, amounts due Mr. Cracchiolo pursuant to the Plan are not payable immediately, but shall be payable in accordance with the terms thereof.

          (f) Mr. Cracchiolo agreed to forfeit all rights to payment of any kind under the Company's Supplemental Executive Retirement Plan and that his termination of employment would not be treated as an Involuntary Termination under that Plan.

          (g) Mr. Cracchiolo is entitled to reimbursement for all customary, ordinary and necessary business expenses incurred in connection with his consulting duties.

          (h) The Company will continue to pay premiums with respect to Mr. Cracchiolo's split-dollar life insurance arrangement.

          (i) Mr. Cracchiolo shall be entitled to gross-up payments relating to excise taxes resulting from payments by the Company to Mr. Cracchiolo.

     As a condition to Mr. Cracchiolo's entitlement to the compensation, payments and benefits provided under the Separation Agreement, Mr. Cracchiolo executed and delivered to the Company an irrevocable general release. The Company also executed and delivered a general release to Mr. Cracchiolo.

JAMES D. DURHAM SEPARATION AGREEMENT

     In January 1999, the Company entered into a letter agreement with James D. Durham pursuant to which Mr. Durham served as the Company's Chief Executive Officer. The Company entered into a Separation

Agreement, dated June 12, 2000, with James D. Durham, pursuant to which Mr. Durham's employment with the Company as its Chief Executive Officer and his employment agreement, dated January 1, 1999, terminated effective June 12, 2000. Mr. Durham also resigned as a director and/or officer of all subsidiaries and affiliates of the Company (except ChartOne, Inc.). The Company and Mr. Durham agreed that Mr. Durham would continue as a part-time employee of the Company and as Chairman of the Board. Mr. Durham will resign as Chairman, on or prior to December 31, 2000.

     Pursuant to the Separation Agreement, the Company shall make the following payments and provide the following benefits to Mr. Durham:

          (a) As payment in full of its obligations under Mr. Durham's employment agreement to pay severance benefits upon an Involuntary Termination (as defined in the employment agreement) a lump sum severance benefit of $2,316,000 was paid to Trigon. Mr. Durham also received continuation for a minimum period of 24 months of all life, health and disability plan participation, benefit plans and other coverages to which Mr. Durham and his dependents are entitled.

          (b) In consideration for Mr. Durham's continued services as Chairman and a part-time employee, salary at an annual rate of $250,000 through January 1, 2001 and at a salary of $2,000 per month thereafter through December 31, 2003.

          (c) All restrictions and repurchase rights on 112,000 restricted shares of common stock of the Company granted to Mr. Durham in October, 1998, shall be deemed to have lapsed.

          (d) Accelerated vesting of 105,208 options granted to Mr. Durham, for a total of 405,000 fully vested options, which options will remain exercisable for the full term of the applicable option agreement.

          (e) Continuation of indemnification of Mr. Durham and coverage under the Company's Directors' and Officers' Insurance, until December 31, 2007 with respect to acts occurring prior to termination of his Board membership.

          (f) Mr. Durham's interest in the QuadraMed Corporation Stock Exchange Deferred Compensation Plan and QuadraMed Corporation's Supplemental Executive Retirement Plan will continue to vest during the period of Mr. Durham's continued service as a director. Mr. Durham agreed that the changes effected by the Separation Agreement would not be treated as an involuntary termination under the Plans. The Company will make premium payments of approximately $500,000 with respect to life insurance policies designed to fund payments under the Stock Exchange Plan in the third and fourth fiscal quarters of 2000.

          (g) Mr. Durham is entitled to reimbursement for all customary, ordinary and necessary business expenses through December 31, 2000.

          (h) The Company will continue to pay premiums with respect to Mr. Durham's split-dollar life insurance arrangement and will continue Mr. Durham's group life insurance policy in the amount of $1,000,000 during the time Mr. Durham is serving as an employee or director of the Company.

          (i) Mr. Durham shall be entitled to gross-up payments relating to excise taxes resulting from payments by the Company to Mr. Durham.

     As a condition to Mr. Durham's entitlement to the compensation, payments and benefits provided under the Separation Agreement, Mr. Durham executed and delivered to the Company an irrevocable general release. The Company also executed and delivered a general release to Mr. Durham.

SPLIT-DOLLAR LIFE INSURANCE

     In 1998 the Company entered into split-dollar life insurance agreements with Messrs. Durham and Cracchiolo pursuant to which the Company agreed to pay premiums due on life insurance policies for Messrs. Durham and Cracchiolo. Under the terms of the agreements, the Company will reimburse for the amount of the premiums it pays on the policies at such time as the split dollar life insurance agreements are terminated, the trusts surrender or cancel the policies, or when death benefit proceeds are paid under the policies. Such repayment has been secured by the assignment of the policies to the Company as collateral. Pursuant to Mr. Durham's Separation Agreement, the Company will continue to pay premiums with respect to Mr. Durham's split-dollar life insurance arrangement during the time he continues to serve as a director or employee of the Company. Pursuant to Mr. Cracchiolo's Separation Agreement, the Company will continue to pay premiums with respect to Mr. Cracchiolo's split-dollar life insurance arrangement.

CHANGE IN CONTROL ARRANGEMENTS

     In connection with an acquisition of the Company by merger or asset sale, each outstanding option held by the Chief Executive Officer and the other executive officers under the Company's 1994 Stock Plan (the predecessor equity incentive program to the 1996 Plan) or the 1996 Plan will automatically accelerate in full, except to the extent such options are to be assumed by the successor corporation. In addition, the Compensation Committee as Plan Administrator of the 1996 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer or any other executive officer or any unvested shares of Common Stock subject to direct issuances held by such individual, in connection with the termination of the officer's employment following: (i) a merger or asset sale in which these options are assumed or are assigned or (ii) certain hostile changes in control of the Company.

DEFERRED COMPENSATION PLAN

     Effective January 1, 2000 QuadraMed adopted a deferred compensation plan (the "DCP") the purpose of which is to provide specified benefits to, and help retain, a select group of management and highly compensated employees and directors who contribute materially to the continued growth, development and future business success of QuadraMed. The DCP is unfunded for tax purposes and for purposes of Title I of ERISA. A committee of the board of directors is responsible, in its sole discretion, to select the employees and directors to participate in the DCP.

     Under the DCP, a participant may elect to defer for each plan year a minimum amount of $2,000 of his or her base annual salary and a minimum amount of $2,000 of his or her annual bonus, and a maximum amount of 90% (less applicable withholding) of his or her base annual salary, a maximum amount of 90% (less applicable withholding) of his or her annual bonus, and 100% of his or her director's fees. QuadraMed may, in its sole discretion, credit any amount it desires to any participant's company contribution account. QuadraMed is required to contribute a matching amount equal to 50% of a participant's annual deferral amount, up to 2% of such participant's total annual compensation for each plan year, to the participant's company contribution account. The amount contributed by a participant is 100% vested at all times. The amount contributed by QuadraMed is vested in relation to each participant's years of service after January 1, 2000 as follows: (a) 0% if less than one year; (b) 25% for one year;
(c) 50% for two years; (d) 75% for three years; and (e) 100% for four years or more. In the event of a change in control or involuntary termination of employment, other than a termination of employment for cause, a participant's company contribution account immediately becomes 100% vested.

STOCK EXCHANGE DEFERRED COMPENSATION PLAN

     Effective January 3, 2000, QuadraMed adopted a Stock Exchange Deferred Compensation Plan (the "SEDCP") the purpose of which is to provide specified benefits to, and help retain, a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of QuadraMed. The SEDCP is unfunded for tax purposes and for purposes of Title I of ERISA. A committee of the board of directors is responsible, in its sole discretion, to select the employees to participate in the SEDCP.

     Under the SEDCP, QuadraMed is required to credit an amount to a participant's account under the SEDCP as of the date specified in the participant's Exchange Agreement. One-half of the amount so credited must be credited to the participant's company stock account and the other half must be credited to the participant's other investments account. A participant is vested in his or her SEDCP account in relation to each participant's years of service after January 3, 2000 as follows: (a) 0% if less than three years and (b) 100% if three years or more. In the event of a change in control, a participant's death, disability, retirement or involuntary termination of employment, other than a termination of employment for cause, a participant's SEDCP account immediately becomes 100% vested.

     On January 3, 2000, James Durham entered into an Exchange Agreement with QuadraMed pursuant to which Mr. Durham agreed that the stock options previously granted to him in 1998 to acquire 300,000 shares of stock in QuadraMed would be cancelled and in consideration for such cancellation, Mr. Durham would receive an amount equal to $2,416,000 which would be credited to his SEDCP account in accordance with the SEDCP. Under Mr. Durham's Separation Agreement, his interest in the SEDCP will continue to vest in accordance with the terms of the SEDCP during the period of his continued service as a director of the Company. Mr. Durham has agreed that the Separation Agreement does not constitute an Involuntary Termination as defined in the SEDCP. However, in the event the stockholders do not elect Mr. Durham as a director, benefits under the SEDCP will immediately vest (but payment of amounts due thereunder will not be accelerated). As of June 30, 2000, Mr. Durham's years of service for purposes of vesting in his SEDCP account, which is based on years of service after January 3, 2000, were six months.

     On January 3, 2000, John Cracchiolo entered into an Exchange Agreement with QuadraMed pursuant to which Mr. Cracchiolo agreed that the stock options previously granted to him in 1998 to acquire 150,000 shares of stock in QuadraMed would be cancelled and in consideration for such cancellation, Mr. Cracchiolo would receive an amount equal to $1,208,000 which would be credited to his SEDCP account in accordance with the SEDCP. Under Mr. Cracchiolo's Separation Agreement, Mr. Cracchiolo's interest in the SEDCP immediately vested in full. Mr. Cracchiolo agreed that the Separation Agreement did not constitute an Involuntary Termination as defined in the SEDCP. Therefore, amounts due Mr. Cracchiolo under the SEDCP were not payable immediately, but are payable in accordance with the terms of the SEDCP.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Effective January 1, 2000, QuadraMed adopted a Supplemental Executive Retirement Plan (the "SERP") the purpose of which is to provide specified benefits to, and help retain, a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of QuadraMed. The SERP is unfunded for tax purposes and for purposes of Title I of ERISA. A committee of the board of directors is responsible, in its sole discretion, to select the employees to participate in the SERP.

     Under the SERP, participants receive a 20-year installment benefit, payable monthly and commencing at age 60, equal to the product of 0.05 multiplied by such participant's highest annual compensation multiplied by his or her years of service (not to exceed 13) multiplied by 1/12. A participant is vested in his or her SERP benefit in relation to such participant's years of participation in the plan on the date of termination of employment, as follows: (a) 0% if less than seven years and (b) 100% if seven years or more. In the event of a change in control, a participant's death, disability, retirement or involuntary termination of employment, other than a termination of employment for cause, a participant becomes immediately vested in his or her SERP benefit. In the event of an involuntary termination, other than for cause, a participant is entitled to a lump sum amount, rather than the installment payments described above, equal to the actuarial equivalent of a 20-year monthly installment payment equal to the product of 0.65 multiplied by the participant's highest annual compensation multiplied by 1/12.

     The following table shows the estimated annual payments payable at normal retirement to a SERP participant. The benefits shown in the table are not subject to offset for Social Security or other benefits.

                               PENSION PLAN TABLE

                        ANNUAL BENEFITS UPON RETIREMENT
                        WITH YEARS OF SERVICE INDICATED

        HIGHEST ANNUAL COMPENSATION          5 YEARS     10 YEARS    15 YEARS
        ---------------------------          --------    --------    --------
       $500,000............................  $125,000    $250,000    $325,000
       $600,000............................   150,000     300,000     390,000
       $700,000............................   175,000     350,000     455,000
       $800,000............................   200,000     400,000     520,000
       $900,000............................   225,000     450,000     585,000

     For purposes of the SERP, "highest annual compensation" means a participant's highest annual compensation, including salary and bonuses, during the participant's last ten years of employment. The "salary" and "bonuses" used to determine a participant's "highest annual compensation" are the same as the salary and bonuses disclosed in the "Salary" and "Bonuses" columns of the Summary Compensation Table.

     As of June 30, 2000, the "years of service" for Mr. Durham were approximately 6.75 years. Under Mr. Durham's Separation Agreement, his interest in the SERP will continue to vest in accordance with the terms of the SERP during the period he continues to serve as a director of the Company. Mr. Durham agreed that his Separation Agreement did not constitute an Involuntary Termination as defined in the SERP. However, any failure by the stockholders to elect Mr. Durham as a director will immediately vest his benefits under the SERP, but will not accelerate the payment of such benefits. For purposes of vesting under the SERP, as of June 30, 2000 the "period of plan participation" for Mr. Durham was six months. Under Mr. Cracchiolo's Separation Agreement, Mr. Cracchiolo irrevocably agreed, effective as of June 30, 2000 and concurrently with payment to him of severance compensation pursuant to the terms of the agreement, to forfeit all rights to payment of any kind under the SERP, and further agreed that the Separation Agreement would not constitute an Involuntary Termination as defined in the SERP. No executive officers of the Company other than Mr. Durham were participants in the SERP as of June 30, 2000.

GRANTOR TRUST AGREEMENT

     Effective January 1, 2000, QuadraMed entered into a Grantor Trust Agreement with Wachovia Bank, N.A. pursuant to which QuadraMed agreed to make contributions to a trust established pursuant to the agreement to satisfy QuadraMed's obligations under the DCP, the SEDCP and the SERP. Under the terms of the agreement, upon a threatened change in control the Company is required to make contributions to the trust in an amount equal to not less than 100%, but not more than 120%, of the amount necessary to pay the participants in such plans the benefits they would be entitled to under the terms of such plans on the date the threatened change in control occurs. In the event a change in control does not occur within six months of the threatened change in control, the Company has the right to recover such funds. Upon a change in control, the Company is obligated to make an irrevocable contribution to the trust in an amount equal to not less than 100%, but not more than 120%, of the amount necessary to pay the participants in such plans the benefits they would be entitled to under the terms of such plans on the date the change in control occurs. The Company is also obligated to fund a $125,000 expense reserve for the trustee upon a threatened change in control or a change in control. A "threatened change in control" is defined to include any pending offer for the Company's outstanding shares of common stock, any pending offer to acquire the Company by merger, or any pending action or plan to effect a change in control. A "change in control" is defined to include the merger of the Company into another corporation if the Company is not the surviving corporation or if after such transaction any person or group owns more than 50% of the outstanding shares of common stock or assets of the Company, the sale or transfer to any person or group in a single transaction or a series of related transactions of more than 35% of the outstanding shares of common stock of the Company, the acquisition by any person or group of substantially all of the assets of the Company, or any other transaction the Board of Directors determines affects control of the Company and constitutes a change in control.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee during the 1999 fiscal year consisted of Mr. Roskovensky (Chairperson) and Mr. Greene. No member of such Committee was at any time during the 1999 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company served on the compensation committee or another entity or any other committee of the board of directors of another entity performing similar functions during the Company's last fiscal year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In addition to the indemnification provisions contained in the Company's Restated Certificate of Incorporation and Bylaws, the Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things to indemnify such director or officer against expenses (including attorneys' fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company.

     Michael King, a director of the Company, is the Chief Executive Officer of Healthscribe, Inc., a provider of transcription services. During 1999, QuadraMed paid a total of $717,278 to Healthscribe, Inc. for transcription services. Most contracts for these services had been established before Mr. King became Chief Executive Officer of Healthscribe, Inc.

     QuadraMed created a wholly owned subsidiary named ChartOne, Inc. ("ChartOne"), and transferred and assigned to ChartOne the assets and liabilities of its Release of Information Division business pursuant to the terms of an Asset Contribution Agreement dated May 3, 2000. On June 7, 2000, ChartOne completed the sale of 2,520,000 shares of its Series A Preferred Stock to Warburg, Pincus Equity Partners, L.P. and certain of its affiliates and Prudential Securities Group, Inc. for an aggregate cash purchase of $25.2 million. The sale of the securities was made pursuant to the terms of a Securities Purchase Agreement, dated May 5, 2000. In addition, on June 7, 2000, ChartOne completed the sale of 151,000 shares of its Common Stock to James D. Durham, the Chairman of the Company, and 30,000 shares of Common Stock to James
D. Durham and Sandra J. Durham, jointly, at a purchase price equal to the independently appraised value of $2.36 per share, pursuant to the terms of a Management Subscription Agreement, dated June 7, 2000. The aggregate purchase price of $427,160 was paid $18,100 in cash and by the delivery of a Secured Limited Recourse Promissory Note, dated June 7, 2000, in the amount of $341,260 issued by James D. Durham (the "Durham Note") and a Secured Limited Recourse Promissory Note, dated June 7, 2000, in the amount of $67,800 issued by James D. Durham and Sandra J. Durham (the "Joint Note"). The Durham Note is secured, pursuant to the terms of a Pledge Agreement, dated June 7, 2000, by 151,000 shares of ChartOne Common Stock and 93,436 shares of QuadraMed Common Stock. The Joint Note is secured, pursuant to the terms of a Pledge Agreement, dated June 7, 2000, by 30,000 shares of ChartOne Common Stock and 18,564 shares of QuadraMed Common Stock. The 57% interest in ChartOne that QuadraMed retains has been classified to non-marketable securities.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to the Company's executive officers under the Company's 1996 Plan.

     The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

     General Compensation Policy. The Compensation Committee's policy is to provide the Company's executive officers with compensation opportunities which are tied to their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary, (ii) variable incentive awards and (iii) long-term, equity-based incentive awards.

     The Compensation Committee has retained the services of an independent compensation consulting firm to provide advice on executive compensation matters, including the base salary levels for executive officers, including the Chief Executive Officer and the incentive compensation payable to the Chief Executive Officer and President and Chief Operating Officer. Specifically, the consulting firm furnished the Committee with compensation surveys and data for purposes of comparing the Company's executive compensation levels with those at companies within and outside the industry with which the Company competes for executive talent and provided the Committee with specific recommendations for maintaining the Company's executive compensation at a level competitive with the marketplace.

     Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the 1999 fiscal year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     Chief Executive Officer Compensation. In setting the base salary level payable for the 1999 fiscal year to the Company's former Chief Executive Officer, James D. Durham, the Committee reviewed a detailed performance evaluation compiled for Mr. Durham. The performance evaluation took into consideration Mr. Durham's qualifications, the level of experience brought to his position and gained while in the position, the Company goals for which Mr. Durham had responsibility, specific accomplishments to date, and the importance of Mr. Durham's individual contributions to the achievement of the Company goals and objectives set for the prior fiscal year. In addition, the Compensation Committee sought to provide him with a level of base salary which it believed, on the basis of its understanding of the salary levels in effect for other chief executive officers at similar-sized companies in the industry, to be competitive with those base salary levels.

     Mr. Durham had an employment agreement with the Company which had a term of two years (ending December 31, 2001). The annual base salary for Mr. Durham for 1999 was $374,000. Mr. Durham's variable incentive award for 1999 was $367,307 and was based on the actual financial performance of the Company relative to corporate objectives and a measure of his individual contribution. His award was based on the incentive plan used for all executive officers. The option grants made to Mr. Durham during 1999 were based upon his performance and leadership with the Company.

     Mr. Durham was to receive a base salary of $373,000 for the 2000 calendar year pursuant to his letter agreement with the Company dated January 1, 1999. His employment as the Company's Chief Executive Officer terminated June 12, 2000. He was paid a base salary of $185,565 pursuant to the letter agreement through June 12, 2000. See "Employment and Other Agreements; Change in Control Arrangements" for a description of Mr. Durham's Separation Agreement.

     Effective June 12, 2000, Lawrence P. English became Chief Executive Officer and was appointed a director of the Company.

     Mr. English will be paid for service in the 2000 calendar year a base salary at the annual rate of $400,000. In addition, Mr. English will receive a guaranteed bonus of $100,000 upon completion of his first six months of service. Mr. English will also be paid additional compensation in an amount of the net increase in his state income tax resulting solely from his becoming a California resident. Mr. English received a grant of non-qualified stock options to purchase 1,000,000 shares of common stock at an exercise price of $2.50. The options vest over a four-year period, with 250,000 options vesting after one year and the balance vesting ratably on a monthly basis thereafter. The Compensation Committee believes the total compensation arrangement for Mr. English is competitive with that provided by comparable companies and is commensurate with the responsibilities of his office as Chief Executive Officer of the Company.

     The letter agreement also includes severance provisions and provisions effective upon a change in control described under "Employment and Other Agreements; Change in Control Arrangements."

     Other Executive Officer Compensation. In setting base salaries for executive officers other than the Chief Executive Officer, the Compensation Committee reviewed the compensation data and surveys provided by the independent consultant for comparative compensation purposes. A peer group of companies was identified for such comparative purposes. In selecting the peer group companies, the Compensation Committee focused primarily on whether those companies were actually competitive with the Company in seeking executive talent, whether those companies had a management style and corporate culture similar to the Company's and whether similar positions existed within their corporate structure.

     The base salary for each executive officer other than the Chief Executive Officer reflects the salary levels for comparable positions at the peer group companies as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is adjusted each year on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions.

     Variable Incentive Awards. To reinforce the attainment of Company goals, the Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive pool for executive officers is determined on the basis of the Company's achievement of the financial performance targets established at the beginning of the fiscal year and the executive's individual contribution.

     Long-Term, Equity-Based Incentive Awards. The goal of the Company's long-term equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of long-term, equity-based incentives according to each executive's position within the Company and sets the incentives at a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, and comparable awards made to individuals in similar positions with comparable companies. The relative weight given to each of these factors varies among individuals at the Committee's discretion.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 1999 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2000 will exceed that limit. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     The Board of Directors did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 1999 fiscal year. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Compensation Committee of the Company's Board of Directors:

                                Albert L. Greene
                                E.A. Roskovensky

PERFORMANCE GRAPH

     The following chart, which was produced by Research Data Group, depicts the Company's performance for the period beginning on October 10, 1996 (the Company's initial public offering date) and ending December 31, 1999, as measured by total stockholder return on the Company's Common Stock compared with the total return of the NASDAQ Stock Market (U.S.) Index and the NASDAQ Computer and Data Processing Index. Upon request, the Company will furnish stockholders a list of the component companies of such indexes.

                COMPARISON OF 38 MONTH CUMULATIVE TOTAL RETURN*
       AMONG QUADRAMED CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

                              [PERFORMANCE GRAPH]

------------------------------------------------------------------
                          10/10/96  12/96   12/97   12/98   12/99
------------------------------------------------------------------
 Quadramed Corporation      100       95     227     169      72
 NASDAQ Stock Market
  (U.S.)                    100      104     128     180     325
 NASDAQ Computer & Data
  Processing                100      103     127     227     478
------------------------------------------------------------------

* Assumes $100 invested on October 10, 1996 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, the preceding Report of the Compensation Committee of the Board of Directors on Executive Compensation and the Company's Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Insiders"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that no Form 5s were required for those persons, the Company believes that all reporting requirements under
Section 16(a) for the fiscal year ended December 31, 1999 were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners.

                                   PROPOSAL 2

            APPROVAL OF AMENDMENTS TO THE 1996 STOCK INCENTIVE PLAN

     The Company's stockholders are being asked to approve amendments to the Company's 1996 Stock Incentive Plan (the "1996 Plan") which will (i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the 1996 Plan from 3,101,314 to 3,601,314 shares and (ii) increase the maximum number of shares for which any one person may receive options, separately exercisable stock appreciation rights and direct stock issuances by an additional 500,000 shares to 1,000,000 shares in the aggregate per calendar year.

     The Board of Directors of the Company believes that the increase in the number of shares available for issuance over the term of the 1996 Plan is necessary in order to assure that the Company will have a sufficient reserve of Common Stock available to continue to utilize option grants for purposes of attracting and retaining the services of key individuals essential to the Company's long-term success.

     The 1996 Plan became effective on June 26, 1996 (the "Effective Date") upon approval by the Board and serves as the successor to the Company's predecessor 1994 Stock Plan (the "1994 Plan"). On the Effective Date, all outstanding options under the 1994 Plan were incorporated into the 1996 Plan and the 1994 Plan accordingly terminated. The amendments to the 1996 Plan that are the subject of this Proposal were adopted by the Board on September 1, 2000. The following is a summary of the principal features of the 1996 Plan, as amended. The summary, however, does not purport to be a complete description of all the provisions of the 1996 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Secretary at the Company's principal executive offices in San Rafael, California.

EQUITY INCENTIVE PROGRAMS

     The 1996 Plan contains five separate equity incentive programs: (i) a Discretionary Option Grant Program, (ii) a Salary Investment Option Grant Program, (iii) a Stock Issuance Program, (iv) an Automatic Option Grant Program, and (v) a Director Fee Option Grant Program. The principal features of each program are described below. The Compensation Committee has the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to the Company's executive officers and non-employee Board members. The Compensation Committee and the full Board each have separate but concurrent authority to make option grants and stock issuances under those programs to all other eligible individuals. The Compensation Committee also has the exclusive authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program, but neither the Compensation Committee nor the Board will exercise any administrative discretion with respect to option grants under the Salary Investment Option Grant Program, or under the Automatic Option Grant or Director Fee Option Grant Program for the non-employee Board members. All grants under these three latter programs are made in strict compliance with the express provisions of each such program. The term Plan Administrator, as used in this summary, will mean either the

Compensation Committee or the Board, to the extent each such entity is acting within the scope of its administrative jurisdiction under the 1996 Plan.

SHARE RESERVE

     As of August 31, 2000, 3,601,314 shares of Common Stock were reserved for issuance under the 1996 Plan, including the 500,000 share increase subject to stockholder approval as part of this Proposal and including an additional 379,785 shares which became issuable as of the first trading day of January 2000 pursuant to the annual automatic share increase provisions of the 1996 Plan. The number of shares of Common Stock available for issuance under the 1996 Plan automatically increases on the first trading day of each calendar year by an amount equal to 1.5% of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year. However, no individual may be granted options, stock appreciation rights and direct stock issuances for more than 1,000,000 shares in the aggregate per calendar year, assuming stockholder approval of the 500,000 share increase in such limit pursuant to this Proposal.

     The shares of Common Stock issuable under the 1996 Plan may be drawn from shares of the Company's authorized but unissued Common Stock or from shares of Common Stock reacquired by the Company, including shares repurchased on the open market. Shares subject to any outstanding options under the 1996 Plan (including options incorporated from the 1994 Plan) which expire or otherwise terminate prior to exercise will be available for subsequent issuance. Unvested shares issued under the 1996 Plan and subsequently repurchased by the Company, at the option exercise or direct issue price paid per share, pursuant to the Company's repurchase rights under the 1996 Plan will also be available for reissuance. However, shares subject to any option surrendered in accordance with the stock appreciation rights provisions of the 1996 Plan will not be available for subsequent issuance.

ELIGIBILITY

     Employees, non-employee Board members, and independent consultants and advisors in the service of the Company or its parent and subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Executive officers and other highly compensated employees are also eligible to participate in the Salary Investment Option Grant Program, and non-employee members of the Board are also eligible to participate in the Automatic Option Grant and Director Fee Option Grant Programs.

     As of August 31, 2000, five executive officers, five non-employee Board members and approximately 70 other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs, approximately five executive officers and other highly compensated employees were eligible to participate in the Salary Investment Option Grant Program, and five non-employee Board members were eligible to participate in the Automatic Option Grant and Director Fee Option Grant Programs.

VALUATION

     The fair market value per share of Common Stock on any relevant date under the 1996 Plan is the closing selling price per share on that date on the Nasdaq SmallCap Market. On August 31, 2000, the fair market value per share was $1.813.

DISCRETIONARY OPTION GRANT PROGRAM

     Grants. The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when such grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding. All expenses incurred in administering the 1996 Plan are paid by the Company.

     Price and Exercisability. Each option grant has an exercise price per share not less than 100% of the fair market value per share of Common Stock on the option grant date, and no option has a term in excess of ten years. The shares subject to each option generally vest in a series of installments over a specified period of service measured from the grant date.

     The exercise price may be paid in cash or in shares of the Common Stock. Outstanding options may also be exercised through a same-day sale program pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes.

     An optionee has no stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by such optionee. However, the Plan Administrator may allow non-statutory options to be transferred or assigned during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members, to the extent such transfer or assignment is in furtherance of the optionee's estate plan.

     Termination of Service. Upon the optionee's cessation of service, the optionee has a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     Cancellation/Regrant Program. The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program which have exercise prices in excess of the then current market price of the Common Stock and to issue replacement options with an exercise price based on the market price of Common Stock at the time of the new grant.

SALARY INVESTMENT OPTION GRANT PROGRAM

     Grants. The Plan Administrator has complete discretion in implementing the Salary Investment Option Grant Program for one or more calendar years and in selecting the executive officers and other highly compensated individuals who are to participate in the program for those years. As a condition to such participation, each selected individual must, prior to the start of the calendar year of participation, file with the Plan Administrator an irrevocable authorization directing the Company to reduce his or her base salary for the upcoming calendar year by an amount not less than $10,000.00 nor more than $50,000.00. Each individual who files a proper salary reduction authorization is automatically granted an option under the Salary Investment Option Grant Program on or before the last trading day in January of the calendar year for which that salary reduction is to be in effect.

     Terms. Each option is subject to substantially the same terms and conditions applicable to option grants made under the Discretionary Option Grant Program, except for the following differences:

     - Each option is a non-statutory option.

     - The exercise price per share is equal to one-third of the fair market value per share of Common Stock on the option grant date, and the number of option shares is determined by dividing the total dollar amount of the authorized reduction in the participant's base salary by two-thirds of the fair market value per share of Common Stock on the option grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) is equal to the dollar amount of the reduction to the optionee's base salary to be in effect for the calendar year for which the option grant is made.

     - The option becomes exercisable for the option shares in a series of 12 successive equal monthly installments upon the optionee's completion of each calendar month of service in the calendar year for which the salary reduction is in effect.

     - Each option remains outstanding for vested shares until the earlier of
       (i) the expiration of the ten-year option term or (ii) the expiration of the three-year period measured from the date the optionee's service terminates.

STOCK ISSUANCE PROGRAM

     Shares may be sold under the Stock Issuance Program at a price per share not less than 100% of their fair market value, payable in cash or through a promissory note payable to the Company. Shares may also be issued as a bonus for past services, with no cash outlay required of the participant.

     Shares issued as a bonus for past services are fully vested upon issuance. All other shares issued under the program are subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Plan Administrator, however, has the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the 1996 Plan.

AUTOMATIC OPTION GRANT PROGRAM

     Grants. Under the Automatic Option Grant Program, each individual who is first elected or appointed as a non-employee Board member will receive at the time of such initial election or appointment an automatic option grant for 10,000 shares of Common Stock, provided such individual was not previously in the Company's employ. At each annual stockholders meeting, each individual who is to continue in service as a non-employee Board member, whether or not that individual is standing for re-election to the Board at that particular meeting, will automatically be granted at that meeting an option to purchase 4,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least six months. There is no limit on the number of such 4,000-share options which any one non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously been in the Company's employ are fully eligible for one or more 4,000-share option grants over their period of Board service.

     Terms. Each option under the Automatic Option Grant Program has an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten years measured from the grant date.

     The option is immediately exercisable for all the option shares, but any purchased shares are subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. Each initial 10,000-share grant vests, and the Company's repurchase rights lapse, as follows: (i) 1/3 of the option shares vest upon the optionee's completion of one year of Board service measured from the option grant date and (ii) the balance of the option shares vest in a series of 24 successive equal monthly installments upon the optionee's completion of each additional month of Board service over the 24-month period measured from the first anniversary of such grant date. Each annual 4,000-share grant vests, and the Company's repurchase right lapses, in a series of 12 successive equal monthly installments over the optionee's period of Board service measured from the grant date.

     The shares subject to each outstanding automatic option grant will vest immediately should any of the following occur while the optionee continues in Board service: (i) the optionee's death or permanent disability, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership. Each automatic option grant held by an optionee upon his or her termination of Board service remains exercisable, for any or all of the option shares in which the optionee is vested at the time of such termination, for up to a 12-month period following such termination date.

DIRECTOR FEE OPTION GRANT PROGRAM

     Grants. Each non-employee Board member has the right to apply all or a portion of his or her total retainer fee otherwise payable in cash each year to the acquisition of a special option grant under the Director Fee Option Grant Program. The grant is made automatically on the first trading day in January following the filing of the stock-in-lieu of cash election and has an exercise price per share equal to 1/3 of the fair market value of the option shares on the grant date. The number of option shares is determined by dividing the total dollar amount of the retainer fee subject to the director's election by 2/3 of the fair market value per share of Common Stock on the option grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) is equal to the portion of the retainer fee subject to the director's election.

     Terms. The options become exercisable for 50% of the option shares upon the optionee's completion of six months of Board service in the calendar year for which his or her election is in effect and become exercisable for the balance of the option shares in a series of six successive equal monthly installments upon the optionee's completion of each additional month of Board service during that calendar year. In the event the optionee ceases Board service for any reason (other than death or permanent disability), the options terminate immediately with respect to any unvested shares subject to the option at the time. However, the option remains exercisable for the vested shares subject to the option until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three-year period measured from the date of the optionee's cessation of Board service. Should the optionee's service as a Board member cease by reason of death or permanent disability, then the option will immediately become exercisable for all the shares of Common Stock subject to the option and may be exercised for such shares until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three-year period measured from the date of the optionee's cessation of Board service.

OUTSTANDING GRANTS

     As of August 31, 2000, options for an aggregate of 2,699,505 shares of common stock were outstanding under the 1996 Plan and approximately 70 employees, seven directors and no consultants or advisors were eligible to participate in the 1996 Plan. Options to purchase 388,927 shares of common stock granted under the 1996 Plan have been exercised. As of August 31, 2000, an aggregate of 12,882 shares of common stock (which number excludes the 500,000 share increase that the stockholders are being asked to approved) are available for the grants under the 1996 Plan. On August 31, 2000, the closing price of the Company's common stock on the Nasdaq SmallCap Market was $1.813 per share.

     As of August 31, 2000, the following persons or groups had in total received restricted stock, stock units and/or options for shares of common stock under the 1996 Plan:

                     NAME AND POSITION                        NUMBER OF SHARES
                     -----------------                        ----------------
James D. Durham, Chairman of the Board and Former Chief            405,000
  Executive Officer.........................................
John V. Cracchiolo, Former President........................       270,000
Keith M. Roberts, Former Executive Vice President and                    0
  General Counsel...........................................
Nancy Nelson, Executive Vice President......................       100,000
Patrick Ahearn, Executive Vice President....................        75,000
Michael Wilstead, Executive Vice President..................       100,000
Current Executive Officers..................................     1,475,000
Non-Executive Director Group................................        78,000
Non-Executive Officer Employee Group........................       453,505

     The exercise price of all options was the fair market value of the Common Stock on the date of grant.

GENERAL PLAN PROVISIONS

     Acceleration. In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed or replaced by the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are transferred to the successor corporation. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become fully exercisable for all option shares in the event those options are assumed in the acquisition and the optionee's service with the Company or the acquiring entity is involuntarily terminated within a designated period following such acquisition. The Plan Administrator will have similar discretion to grant options which will become fully exercisable for all the option shares should the optionee's service terminate, whether involuntarily or through a resignation for good reason, within a designated period following a change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members). The Plan Administrator may also provide for the automatic vesting of any outstanding shares under the Stock Issuance Program upon similar terms and conditions.

     Each option outstanding under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will also automatically accelerate in the event of an acquisition or change in control of the Company.

     The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

     Stock Appreciation Rights. The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Plan:

     Tandem stock appreciation rights, which may be granted under the Discretionary Option Grant Program, provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

     Limited stock appreciation rights may be granted under the Discretionary Option Grant Program to one or more officers of the Company as part of their option grants. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (a) the highest price per share of Common Stock paid in connection with the tender offer over (b) the exercise price payable for such share.

     All options granted under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs include a Limited Stock Appreciation Right. With respect to such options, prior stockholder approval constituted pre-approval of each such option granted after the Special Meeting and the subsequent surrender of that option in accordance with foregoing provisions. No additional approval of the Plan Administrator or the Board will be required at the time of the actual option surrender or cash distribution.

     Changes in Capitalization. In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1996 Plan, (ii) the number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the 1996 Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program to new and continuing non-employee Board members and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder.

     Financial Assistance. The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options or the purchase of shares under the 1996 Plan. The Plan Administrator will determine the terms of any such assistance. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares.

     Special Tax Election. The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

     Amendment and Termination. The Board may amend or modify the 1996 Plan in any or all respects whatsoever, subject to any required stockholder approval under applicable law or regulation. The Board may terminate the 1996 Plan at any time, and the 1996 Plan will in all events terminate on April 30, 2006.

FEDERAL INCOME TAX CONSEQUENCES

     Option Grants. Options granted under the 1996 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

          Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

          Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

          If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of
     (i) the fair market value of such shares on the option exercise date over
     (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

          Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

          If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

          The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

     Stock Appreciation Rights. An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to such distribution for the taxable year in which the ordinary income is recognized by the optionee.

     Direct Stock Issuance. The tax principles applicable to direct stock issuances under the 1996 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

     Deductibility of Executive Compensation. The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

     New Plan Benefits. As of August 31, 2000, no options had been granted in reliance upon the 500,000-share increase to the total number of shares reserved for issuance under the 1996 Plan which is subject to stockholder approval of this Proposal. On June 10, 2000, an option for 1,000,000 shares of Common Stock was granted to Lawrence P. English on the basis of the 500,000-share increase to the annual maximum limit on the number of shares for which any one person may receive options, separately exercisable stock appreciation rights and direct stock issuances under the 1996 Plan, which increase is also subject to stockholder approval of this Proposal.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Meeting is required for approval of the amendments to 1996 Plan. Should such stockholder approval not be obtained, then the 500,000-share increase to the share reserve will not be implemented, and any stock options granted on the basis of that increase will immediately terminate without becoming exercisable for the shares of Common Stock subject to those options, and no additional options will be granted on the basis of such share increase. In addition, should such stockholder approval not be obtained, then the option grant to Mr. English for 1,000,000 shares granted on the basis of the 500,000-share increase to the annual maximum limit on the number of shares for which any one person may be granted such options will terminate without ever becoming exercisable for any of the shares of Common Stock subject to that option, and such annual limit will remain at 500,000 shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE 1996 PLAN.

                                   PROPOSAL 3

                   ADOPTION OF 1999 SUPPLEMENTAL STOCK OPTION
                           PLAN AND AMENDMENT THEREOF

     The 1999 Supplemental Stock Option Plan (the "1999 Plan") was adopted by the Board of Directors, effective March 22, 1999. On September 1, 2000 the Board of Directors approved an amendment to the 1999 Plan which increased the number of shares available for issuance under the 1999 Plan from 2,000,000 shares to 4,000,000 shares. The purpose of the 1999 Plan is to promote the interests of the Company by authorizing an additional reserve of shares of Common Stock for issuance through long-term option grants to individuals in the employ or service of the Company who are not officers, directors or insiders subject to Section 16 under the Securities Exchange Act of 1934, as amended ("Section 16 Insiders"). Approval of the 1999 Plan and the amendment thereto will not affect the status of, and will not cause the termination of, the 1996 Plan.

     The primary features of the 1999 Plan are summarized below. This summary is not complete and is subject to, and qualified in its entirety by reference to, the text of the 1999 Plan and the amendment thereto. A copy of the full text of the 1999 Plan, as amended, will be furnished to any stockholder upon written request made to the Secretary of the Company.

     Shares Reserved. The Company has reserved 4,000,000 shares of Common Stock for issuance upon the exercise of options granted under the 1999 Plan, as amended. In the event one or more outstanding options expires or terminates for any reason prior to the exercise in full, then the corresponding shares of common stock will again become available for subsequent issuance under the 1999 Plan.

     Eligibility. Employees and independent consultants and advisers in the service of the Company, or any parent or subsidiary of the Company, who are neither officers, directors, or Section 16 Insiders at the time of the option grant are eligible to participate in the Plan. As of August 31, 2000, 425 individuals were eligible to participate in the 1999 Plan.

     Administration. The 1999 Plan is administered either by the Board of Directors or by a committee of the Board acting in its administrative capacity under the Plan. The Plan Administrator has full authority to determine which eligible individuals are to receive option grants under the 1999 Plan, the time of time when such grants are to be made, the number of shares to be covered by each such grant, the time or times when each granted option is to become exercisable and the maximum term for which the option may remain outstanding. The Plan Administrator also has full power and discretion to make determinations under and issue interpretations of, the provisions of the 1999 Plan and any outstanding option grants thereunder. Decisions of the Plan Administration are final and binding on all parties who have on interest in the 1999 Plan or any outstanding option thereunder.

     Stock Options. All options granted under the 1999 Plan will be non-statutory options that are not intended to satisfy the requirements of Internal Revenue Code Section 422. The exercise price per share shall be fixed by the Plan Administrator, but shall not be less than the fair market value per share of common stock on the date of grant. The term of each option will be fixed by the Plan Administrator, but cannot exceed ten years from the date of grant. The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all outstanding options under the 1999 Plan and to grant in substitution new options under the 1999 Plan covering the same or different numbers of shares of Common Stock but with an exercise price per share not less than the fair market value of the Common Stock on the new grant date.

     Corporate Transaction/Change in Control. In the event of either (i) a merger or consolidation in which securities possessing more than 50% of the total combined power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company which has been approved by the stockholder of the Company (a "Corporate Transaction"), each option outstanding at the time that is not fully exercisable, shall automatically accelerate so that, immediately prior to the effective date of the Corporate Transaction, the option shall be fully exercisable for fully-vested shares of Common Stock. However, an outstanding option shall not become exercisable on such accelerated basis if and to the extent: (i) such option is, in connection with the Corporation Transaction, either to be assumed by the successor corporation (or parent thereof) or (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Corporate Transaction on the shares for which the option is not otherwise at that time exercisable (the excess of the fair market value of those shares over the exercise price payable for such shares) and provides for subsequent payout in accordance with the same exercise/vesting schedule applicable to those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant. Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

     In addition, the Plan Administrator has full power and authority to grant options under the 1999 Plan which will automatically accelerate in the event the optionee's service subsequently terminates by reason of an Involuntary Termination (as defined in the 1999 Plan) within a designated period (not to exceed 18 months) following the effective date of any Corporate Transaction in which those options are assumed or replaced and do not otherwise accelerate. Any options so accelerated shall remain exercisable for fully-vested shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one-year period measured from the effective date of the Involuntary Termination.

     The Plan Administrator also has full power and authority to grant options under the 1999 Plan which will automatically accelerate in the event the optionee's service subsequently terminates by reason of an Involuntary Termination within a designated period (not to exceed 18 months) following the effective date of any Change in Control (as defined in the 1999 Plan). Each option so accelerated shall remain exercisable for fully-vested shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one-year period measured from the effective date of the Involuntary Termination.

     Anti-Dilution Provisions. In the event any change be made to the Common Stock issuable under the 1999 Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, then appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the 1999 Plan and (ii) the number and/or class of securities and price per share in effect under each option outstanding under the 1999 Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

     Amendment of the Plan; Term of the Plan. The Board of Directors of the Company has complete and exclusive power and authority to amend or modify the Plan in any and all respects. However, no such amendment or modification shall adversely affect rights and obligations with respect to outstanding options, unless the affected optionees consent to the amendment.

     The 1999 Plan will terminate upon the earliest of (i) March 21, 2009; (ii) the date on which all shares available for issuance upon the exercise of options granted under the 1999 Plan have been issued; or (iii) the termination of all outstanding options in connection with a Corporate Transaction.

     New Plan Benefits. Grants of options under the 1999 Plan are discretionary. Therefore, it is not possible to determine benefits that will be received in the future by participants in the 1999 Plan. There are currently 1,788,375 options outstanding under the 1999 Plan, 1,788,375 of which are held by eligible employees and none of which are held by independent consultants and advisers. No options can be granted to executive officers, directors or Section 16 Insiders under the 1999 Plan.

     Federal Income Tax Consequences. The tax principles applicable to issuances of options under the 1999 Plan will be the same as those summarized above in Proposal 2 for the exercise of non-statutory option grants under the 1996 Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE COMPANY'S 1999 SUPPLEMENTAL STOCK OPTION PLAN AND THE AMENDMENT THERETO.

                                   PROPOSAL 4

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The independent public accounting firm of Arthur Andersen LLP served as independent public accountants for the Company for the fiscal year ended December 31, 1999. The Board of Directors has appointed the firm of Pisenti & Brinker LLP to act as independent public accountants of the Company for the fiscal year ending December 31, 2000 and has directed that such appointment be submitted to the stockholders of the Company for ratification at the 2000 Annual Meeting. Pisenti & Brinker LLP is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of Pisenti & Brinker LLP, the Board of Directors will reconsider the appointment.

     Representatives of Pisenti & Brinker LLP will be present at the 2000 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders. No representative of Arthur Andersen LLP will be present at the 2000 Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PISENTI & BRINKER LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                             STOCKHOLDER PROPOSALS

     From time to time stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under the rules of the Securities and Exchange Commission, to be included in the proxy statement for the 2001 annual meeting, proposals must have been received by the Company no later than May 14, 2001.

     Stockholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by the Company's Bylaws. The Company's Bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Company no later than the close of business on the 60th day prior to nor earlier than the close of business on the 90th day prior to the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 2001 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by the Company between July 24, 2001 and August 25, 2001. In the event the date of the 2001 annual meeting is changed by more than 30 days from the date contemplated as of the date of this proxy statement, stockholder notice must be received not earlier than the close of business on the 90th day prior to the 2001 annual meeting nor later than the close of business on the 60th day prior to the 2001 annual meeting. However, in the event a public announcement of the date of the 2001 annual meeting is first made fewer than 70 days prior to the annual meeting, stockholder proposals must be made by the close of business on the tenth day following such public announcement. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

                                   FORM 10-K

     The Company filed an Annual Report on Form 10-K and Amendments No. 1 and No. 2 thereto with the Securities and Exchange Commission on March 30, 2000, May 15, 2000 and May 26, 2000, respectively. Stockholders may obtain a copy of this report, without charge, by writing to Mark N. Thomas, Chief Financial Officer of the Company at the Company's principal executive offices at 22 Pelican Way, San Rafael, California 94901.

                                 OTHER MATTERS

     Management does not know of any matters to be presented at the 2000 Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement. If a stockholder vote is necessary to transact any other business at the 2000 Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

     It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                                          By Order of the Board of Directors,

                                          /s/ LAWRENCE P. ENGLISH

                                          Lawrence P. English
                                          Chief Executive Officer and Director

                                                                     EXHIBIT "A"

                             QUADRAMED CORPORATION

                            AUDIT COMMITTEE CHARTER
                           (AS AMENDED JUNE 14, 2000)

I. Purpose

     The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are:

     - Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

     - Review and appraise the audit efforts of the Company's independent accountants and internal auditing department.

     - Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board.

The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board of Directors.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. Composition

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. (Examples of directors who would not be considered independent under the rules of the Nasdaq Stock Market are set forth in Annex I hereto.) If a director has a relationship which could interfere with the exercise of their independence from management and the Company, such a director who has one or more of these relationships may be appointed to the Audit Committee, if the Board under exceptional and limited circumstances determines that membership on the Committee by the individual is required by the best interest of the Company and its stockholders, and the Board discloses in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

     As required by the rules of the Nasdaq Stock Market, all members of the Audit Committee shall be able to read and understand fundamental financial statements and shall have a working familiarity with basic finance and accounting practices, or will satisfy such criteria within a reasonable period of time after his or her appointment. In addition, at least one member of the Audit Committee shall have had past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

     The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a chair is elected by the full Board, the members of the Audit Committee may designate a chair by majority vote of the full Audit Committee membership.

III. Meetings

     The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its chair should meet with the independent accountants and management quarterly or review the Company's financials consistent with Section IV(5) below.

IV. Responsibilities and Duties

     To fulfill its responsibilities and duties the Audit Committee shall:

  Documents/Reports Review

     1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

     2. Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent accountants.

     3. Review the regular internal reports to management prepared by the internal auditing department and management's response.

     4. Review filings with the Securities and Exchange Commission and other published documents containing the Company's financial statements and consider whether the disclosure contained in the documents is consistent with the information contained in the financial statements.

     5. Review with financial management and the independent accountants the Company's Quarterly Reports on Form 10-Q prior to filing or prior to the release of earnings. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

  Independent Accountants

     1. The independent accountants shall be accountable to the Board and the Audit Committee, as representatives of the Company's stockholders. The Audit Committee shall have the authority and the responsibility to recommend to the Board of Directors the selection of the independent accountants, considering the independence and effectiveness of such accountants (or to nominate the independent accountants to be proposed for stockholder approval in a proxy statement) and to approve the fees and other compensation to be paid to the independent accountants.

     2. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants.

     3. On an annual basis, the Audit Committee shall ensure receipt from the independent accountants of a formal written statement delineating all relationships between the independent accountants and the Company, consistent with Independence Standards Board Standard 1. On an annual basis, the Committee shall review such statement and discuss with the accountants any disclosed relationships or services that may impact the objectivity and independence of the independent accountants. The Committee shall be responsible for taking, or recommending that the full Board take, appropriate action to oversee the independence of the independent accountant.

     4. Meet with the independent accountants and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

     5. At the conclusion of the audit, meet with the independent accountants to review the audit, their comments and recommendations.

     6. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

  Financial Reporting Processes

     1. In consultation with the independent accountants and the internal auditors, review the integrity of the Company's financial reporting processes, both internal and external.

     2. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     3. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management or the internal auditing department.

  Process Improvement

     1. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

     2. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     3. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

     4. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee.)

  Ethical and Legal Compliance

     1. Establish, review and update periodically a Code of Ethical Conduct (the "Code") and ensure that management has established a system to enforce the Code.

     2. Review management's monitoring of the Company's compliance with the Code, and ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

     3. Review activities, organization structure and qualifications of the internal audit department.

     4. Review, with the Company's counsel, legal compliance matters including corporate securities trading policies.

     5. Review, with the Company's counsel, any legal matter that could have a significant impact on the organization's financial statements.

  General

     1. Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board of Directors.

     2. Investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain outside independent counsel, accountants, or others for this purpose if, in its judgment, that is appropriate.

     3. Prepare the Audit Committee Report required to be included in the Company's annual proxy statement by the rules of the Securities and Exchange Commission.

     4. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountant. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the Company's Code of Ethical Conduct.

                                    ANNEX I

     The following persons would not be considered independent under the rules of the Nasdaq Stock Market:

     1. A director being employed by the corporation or any of its affiliates for the current year or any of the past three years.

     2. A director accepting any compensation from the corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service or non-discretionary compensation, or benefits under tax qualified retirement plans.

     3. A director being a member of immediate family of an individual who is, or has been in any of the past three years, employed by the corporation or any of its affiliates as an executive officer. "Immediate family" includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home.

     4. A director being a partner in, or a controlling shareholder or an executive officer of, any for profit business organization to which the corporation made, or from which the corporation received payments (other than those arising solely from investments in the corporation's securities) that exceed 5% of the corporation's or business organization's consolidated gross revenues for that year, or $200,000.00, whichever is more, in any of the past three years.

     5. A director being employed as an executive of another entity where any of the corporation's executives serve on that entity's compensation committee.

                                AMENDMENT TO THE
                              QUADRAMED CORPORATION
                            1996 STOCK INCENTIVE PLAN

                  This Amendment (the "Amendment") to the QuadraMed Corporation 1996 Stock Incentive Plan, as previously amended (the "1996 Plan") is made effective as of June 10, 2000, subject to the approval of the shareholders of QuadraMed Corporation (the "Corporation").

                  WHEREAS, the Corporation has previously adopted the 1996 Plan; and

                  WHEREAS, the Corporation's Board of Directors (the "Board") has determined that it is in the best interests of the Corporation to adopt this Amendment, subject to the approval of the Corporation's shareholders; and

                  NOW THEREFORE, the following amendments to the 1996 Plan are hereby adopted effective as of the date set forth above, but subject to the approval by the Corporation's shareholders.

                  1. Section V.C. of Article One of the 1996 Plan is hereby deleted in full and shall be replaced with the following language:

                  "     C. No one person participating in the Plan may receive
                  options, separately exercisable stock appreciation rights and direct stock issuances for more than 1,000,000 shares of Common Stock in the aggregate per calendar year, beginning with the 2000 calendar year."

                  2. The maximum number of shares of the Corporation's Common Stock reserved for issuance under the 1996 Plan (as set forth in Section V.A. of Article One of the 1996 Plan) is hereby increased by 500,000 shares.

                  3. Except as set forth herein, all other provisions of the 1996 Plan shall remain in full force and effect.

                  In order to record the adoption of this Amendment by the Board, the Corporation has caused its authorized officer to hereby execute the same.

                                       QUADRAMED CORPORATION




                                       By:
                                          --------------------------------------


                                       Its:
                                          --------------------------------------

                     AMENDMENT TO THE QUADRAMED CORPORATION
                       1999 SUPPLEMENTAL STOCK OPTION PLAN

                  This Amendment (the "Amendment") to the QuadraMed Corporation 1999 Supplemental Stock Option Plan (the "1999 Plan") is made effective as of June 10, 2000, subject to the approval of the shareholders of QuadraMed Corporation (the "Corporation").

                  WHEREAS, the Corporation has previously adopted the 1999 Plan; and

                  WHEREAS, the Corporation's Board of Directors (the "Board") has determined that it is in the best interests of the Corporation to adopt this Amendment, subject to the approval of the Corporation's shareholders; and

                  NOW THEREFORE, the following amendments to the 1999 Plan are hereby adopted effective as of the date set forth above, but subject to approval by the Corporation's shareholders.

                  1. The maximum number of shares of the Corporation's Common Stock reserved for issuance under the 1999 Plan (as set forth in Section IV.A. of Article One of the 1999 Plan) is hereby increased from 2,000,000 shares to 4,000,000 shares.

                  2. Except as set forth herein, all other provisions of the 1999 Plan shall remain in full force and effect.

                  In order to record the adoption of this Amendment by the Board, the Corporation has caused its authorized officer to hereby execute the same.


                                       QUADRAMED CORPORATION



                                       By:
                                          --------------------------------------


                                       Its:
                                          --------------------------------------

                              QUADRAMED CORPORATION

                       2000 ANNUAL MEETING OF STOCKHOLDERS
                                 OCTOBER 5, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              QUADRAMED CORPORATION

        The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on October 5, 2000 and the Proxy Statement and appoints Lawrence P. English and Mark N. Thomas, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of Common Stock of QuadraMed Corporation (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2000 Annual Meeting of Stockholders of the Company to be held at 22 Pelican Way, San Rafael, California 94901 at 9:00 a.m. on October 5, 2000 and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below:


1. To elect directors to serve for a three-year term ending in the year 2003 or until his successor is duly elected and qualified.

        Albert L. Greene            [  ]    FOR                  [  ]   WITHHOLD
        F. Scott Gross              [  ]    FOR                  [  ]   WITHHOLD
        E.A. Roskovensky            [  ]    FOR                  [  ]   WITHHOLD

2.      Approval of the amendments to Company's 1996 Stock Option Plan.

               [  ]   FOR           [  ]    AGAINST       [  ]   ABSTAIN

3. Approval of Company's 1999 Supplemental Stock Option Plan and the amendment thereto.

               [  ]   FOR           [  ]    AGAINST       [  ]   ABSTAIN

4. Ratification of the appointment of Pisenti & Brinker LLP as independent auditors of the Company for the 2000 fiscal year.

               [  ]   FOR           [  ]    AGAINST       [  ]   ABSTAIN

        In their discretion, the proxies are authorized to vote upon such other business that properly may come before the 2000 Annual Meeting and any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS LISTED ABOVE AND A VOTE FOR EACH OF THE LISTED PROPOSALS. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED ABOVE AND EACH OF PROPOSALS 2, 3 AND 4.

Dated:  __________________________, 2000


                                   ---------------------------------------------
                                   Signature


                                   ---------------------------------------------
                                   Signature if jointly held (if joint or common ownership)

                                   Please sign exactly as name or names
                                   appear at left, including the title
                                   "Executor," "Guardian," etc. if the
                                   same is indicated. When joint names
                                   appear both should sign. If stock is
                                   held by a corporation this proxy
                                   should be executed by a proper
                                   officer thereof, whose title should
                                   be given.

        PLEASE MARK, SIGN, DATE AND RETURN THIS CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.